As filed with the Securities and Exchange Commission on February 28, 2007
                           REGISTRATION NO. 811-21133


                            ------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM N-1A


       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [x]
                                AMENDMENT NO. 10


                            ------------------------

                            CLARION INVESTMENT TRUST
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                            ------------------------

                                 230 Park Avenue
                            New York, New York 10169
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 883-2500

                            ------------------------

                                  Daniel Heflin
                            ING Clarion Capital, LLC
                                 230 Park Avenue
                            New York, New York 10169
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                            ------------------------

                                    Copy To:
                              Paul Schreiber, Esq.
                             Shearman & Sterling LLP
                              599 Lexington Avenue
                            New York, New York 10022

                            ------------------------

                                   PROSPECTUS

                            CLARION TOTAL RETURN FUND
                     (a series of Clarion Investment Trust)


                                February 28, 2007


LIKE SECURITIES OF ALL INVESTMENT COMPANIES, THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR HAS THE SEC PASSED ON THE ACCURACY OF THIS PROSPECTUS. IT IS A CRIMINAL OFFENSE TO CLAIM OTHERWISE.

THE FUND HAS NOT AND DOES NOT INTEND TO ENGAGE IN A PUBLIC OFFERING OF ITS SECURITIES. THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), IN RELIANCE UPON THE EXEMPTION PROVIDED BY
SECTION 4(2) OF THE 1933 ACT. THE SECURITIES HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS IN RELIANCE UPON VARIOUS EXEMPTIONS PROVIDED BY THOSE
LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY REGULATORY AUTHORITY NOR HAS ANY REGULATORY AUTHORITY PASSED ON THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES ARE BEING OFFERED TO QUALIFIED PERSONS WHO WILL PURCHASE THE SECURITIES FOR THEIR OWN ACCOUNTS. THE MINIMUM INITIAL INVESTMENT IS $3 MILLION. THE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND THE SECURITIES LAWS OF THE STATES IN WHICH THE SECURITIES ARE SOLD PURSUANT TO REGISTRATION UNDER THE 1933 ACT OR SUCH LAWS OR EXEMPTIONS THEREFROM. NO PUBLIC MARKET FOR THE SECURITIES NOW EXISTS OR IS ANTICIPATED TO DEVELOP. THESE SECURITIES ARE REDEEMABLE THROUGH THE ISSUER.

                                TABLE OF CONTENTS

               SUMMARY                                                         4

     Investment Objective and Principal Investment Strategies                  4

     Risk Factors                                                              5

     Fees And Expenses                                                         6


     Service Providers                                                         7


     Investment Advisory Agreement                                             8


     Capital Stock                                                             8


FUND STRUCTURE AND INVESTMENTS IN THE FUND                                     9

     Fund Structure                                                            9

     Purchasing Shares                                                         9


     Automatic Investment Plan                                                10


     Redeeming and Transferring Shares                                        10

DIVIDENDS, DISTRIBUTIONS AND TAXES                                            11

          INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL     11

FINANCIAL HIGHLIGHTS                                                          12

ADDITIONAL SHAREHOLDER INFORMATION                                            13

                            CLARION TOTAL RETURN FUND

                                     SUMMARY

      Clarion Total Return Fund (the "Fund") was formed on June 27, 2002 as a non-diversified, open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"). The Fund is a series of Clarion Investment Trust, a business trust organized under the laws of Delaware.

INVESTMENT OBJECTIVE AND PRINCIPAL INVESTMENT STRATEGIES

      The investment objective of the Fund is to outperform the Lehman Brothers Aggregate Bond Index by investing in a portfolio primarily comprised of fixed income instruments. No assurance can be given that the investment objective of the Fund will be achieved.

      In furtherance of this objective, the Fund will invest at least 80% of its assets in instruments that were rated at least BBB-/BBB-/Baa3 by Standard & Poor's, Fitch, IBCA or Moody's (each, a nationally recognized credit rating organization) at the time of investment ("investment grade fixed income securities") and no more than 20% of its assets in instruments that were rated below BBB-/BBB-/Baa3 at the time of investment ("non-investment grade securities" or "junk bonds"). Non-investment grade instruments are considered speculative. The Fund will seek to maintain a weighted average credit quality of BBB-/BBB-/Baa3 or better at all times. Securities given split ratings will be accounted for at the higher rating. If the weighted average credit quality of the Fund falls below BBB-/BBB-/Baa3, the Fund will take corrective action, such as disposing of investments with a lower rating and/or investing in securities with a higher rating, so as to restore the weighted average credit rating to BBB-/BBB-/Baa3 or higher. The Fund may not invest in instruments rated below B-/B-/B3.

      The Fund's duration and interest rate exposure may vary significantly from that of the Lehman Brothers Aggregate Bond Index. As such, the Fund's exposure to any changes in the yield curve (including the curve's level and shape) may result in the Fund's return varying significantly from that of the Lehman Brothers Aggregate Bond Index.

      The Fund may invest in fixed income instruments, including, but not limited to, instruments in the following sectors: commercial mortgage backed securities ("CMBS"), corporate securities, asset backed securities ("ABS"), mortgage backed securities ("MBS"), sovereign debt, government agency debt, government-sponsored enterprise debt and may also invest in other instruments as described herein. Additionally, the Fund may invest in money market instruments. Included in the money market instruments in which the Fund may invest (subject to any fundamental or non-fundamental restrictions) are U.S. Government securities, commercial paper, certificates of deposit and banker's acceptances. Under normal circumstances, cash balances will be invested directly in such money market instruments or in commingled, short-term money market funds, which invest in comparably rated securities. With respect to government-sponsored enterprise debt, it should be noted that these securities are neither issued nor guaranteed by the U.S. Treasury even though the issuer may be chartered or sponsored by Acts of Congress.

      The Fund may concentrate its positions within a particular sector of the fixed income market and, as such, at times a particular sector may comprise a large majority, or even all, of the Fund's assets. Conversely, the Fund at times may not have any investments in certain sectors of the fixed income market.

      The Fund may purchase securities of any maturity (meaning of any length of time until a security is due and payable). The Fund's investment adviser generally considers the maturity of securities that may be bought or sold by the Fund as only one of a number of factors relevant to seeking to meet the Fund's investment objective.

      Although the Fund is registered with the SEC as a "non-diversified" investment company and expects to remain so, the Fund intends to diversify its holdings sufficient to meet the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code").

      The Fund is authorized to temporarily borrow up to 5% of the Fund's assets for the payment of distributions or Fund expenses.

      Although there are no restrictions on portfolio turnover, it is not the Fund's policy to engage in transactions with the objective of seeking profits from short-term trading. It is expected that the annual portfolio turnover rate of the Fund will not exceed 200% excluding securities having a maturity of one year or less. There may be additional transaction costs, and in some cases tax impacts, associated with high portfolio turnover.

      The Fund has adopted a number of fundamental investment restrictions that may not be changed without the approval of the holders of a majority of the Fund's outstanding voting securities. The 1940 Act defines such majority to be the lesser of (a) more than 50% of the outstanding shares of the Fund or (b) 67% or more of the shares represented at a meeting at which more than 50% of the outstanding shares are present or represented by proxy. The investment objective of the Fund and the investment policies described in this prospectus or in the Fund's Statement of Additional Information ("SAI") that are not specified as fundamental may be changed by the Board of Trustees without shareholder approval. The Fund will give notice to shareholders 30 days in advance of a change in a non-fundamental investment policy.

      The SAI provides a more detailed review of the Fund's investment objective, allowable investments and restrictions.

RISK FACTORS

      As a mutual fund investing in fixed income securities with particular concentrations, the Fund is subject primarily to interest rate risk, spread risk, credit risk, concentration risk, prepayment risk, extension risk and foreign investment risk (including sovereign risk). In order to limit exposure to these risks, the Fund will invest primarily in investment grade securities, as recognized by a national rating agency. Investment grade securities are less susceptible to large changes in value due to credit and spread risks and certain other types of potential risks.

      Interest rate risk is the potential for the value of the Fund's assets to fall due to rising interest rates. In general, fixed-income securities lose value when interest rates rise and gain value when interest rates fall.

      Spread risk is the potential for the value of the Fund's assets to fall due to the widening of spreads. Fixed income securities generally compensate for greater credit risk by paying interest at a higher rate. The difference (or "spread") between the yield of a security and the yield of a benchmark, such as a U.S. Treasury security with a comparable maturity, measures the additional interest paid for credit risk. As the spread on a security widens (or increases), the price (or value) of the security falls. Spread widening may occur, among other reasons, as a result of market concerns over the stability of the market, excess supply, general credit concerns in other markets, security- or market-specific credit concerns or general reductions in risk tolerance. In addition, securities with longer durations (or maturities) tend to be more sensitive to changes in interest rates and spreads, usually making them more volatile than securities with shorter durations.

      Credit risk is the possibility that the obligors under a security may be unable to make payments of interest and/or principal, increasing the risk of loss on the security. In such a case, the Fund may suffer from a loss of interest income or may lose some or all principal invested in such security.

      Concentration risk reflects the possibility that the Fund may significantly concentrate its positions within a particular sector of the fixed income market and, as such, a particular sector might comprise the vast majority, or all, of the Fund's assets. Conversely, the Fund may not have any investments in certain sectors of the fixed income market. If a particular sector in which the Fund is over allocated versus the benchmark underperforms the benchmark, then the Fund may significantly underperform the benchmark. Conversely, if a particular sector in which the Fund is underallocated versus the benchmark outperforms the benchmark, then Fund may significantly underperform the benchmark. Concentration in a particular sector or sectors may increase the volatility of the Fund's returns relative to a less concentrated portfolio.

      Prepayment risk is possibility that the value of the Fund's investments may be affected by prepayments. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors and cannot be predicted with certainty. In periods of declining interest rates, prepayments on loans and securities generally increase. In addition, because interest rates have declined, the funds available for reinvestment by the Fund during such periods are likely to be reinvested at lower interest rates than the Fund was earning on the prepaid investments. The types of securities in which the Fund intends to invest may decrease in value as a result of increases in interest rates and may benefit less than other fixed income securities from declining interest rates because of the risk of prepayment.

      Extension risk is the possibility that debt securities may be paid off more slowly than originally anticipated and the value of these securities will fall.

      Foreign securities involve certain inherent risks that are different from those of domestic securities, including political or economic instability of the issuer or the country of issue, changes in foreign currency and exchange rates, and the possibility of adverse changes in investment or exchange control regulations. Currency fluctuations will also affect the net asset value of the Fund irrespective of the performance of the underlying investments in foreign issuers. Typically, there is less publicly available information about a foreign company and foreign companies may be subject to less stringent reserve, auditing and reporting requirements. Many foreign stock markets are not as large or as liquid as those in the United States; fixed commissions on foreign stock exchanges are generally higher than the negotiated commissions on U.S. exchanges; and there is generally less government supervision and regulation of foreign stock exchanges, brokers and companies than in the United States. Foreign governments can also levy confiscatory taxes, expropriate assets and limit repatriations of assets. As a result of these and other factors, foreign securities purchased by the Fund may be subject to greater price fluctuation than securities of U.S. companies. These risks may be more pronounced with respect to investments in emerging markets.

      Non-investment grade debt securities are sometimes referred to as "junk bonds" and may be very risky with respect to their issuers' ability to make payments of interest and principal. Accordingly, the Fund could suffer a loss from investments in non-investment grade debt securities caused by the default of an issuer of such securities. Part of the reason for this is that, in the event of a default or bankruptcy, holders of non-investment grade debt securities generally will not receive payments until the holders of all other debt have been paid. In addition, the market for non-investment grade debt securities has, in the past, had more frequent and larger price changes than the markets for other securities. Non-investment grade debt securities can also be more difficult to sell for fair value.

      The Fund is considered non-diversified and can invest a greater portion of assets in securities of individual issuers than a diversified fund. As a result, changes in the market value of a single investment could cause greater fluctuations in share price than would occur in a diversified fund.

      Investors should carefully assess the risks associated with an investment in the Fund before purchasing shares. The Fund is designed as a mid-term to long-term investment and not for short-term investment purposes and should not be considered a complete investment program. There is a risk you could lose some or all of your money by investing in the Fund. The SAI provides a more detailed review of the risks related to an investment in the Fund.

FEES AND EXPENSES


      The following table describes the fees and expenses you may pay if you buy and hold shares of the Fund. Annual fund operating expenses are paid out of the assets of the Fund, rather than charged directly to a shareholder's account. The Fund will pay fund operating expenses such as management fees, professional fees, administrative, transfer agent, custodial and other expenses. The "Other Expenses" in the table below are based on amounts for the fiscal year ended October 31, 2006.

Shareholder fees                                                                (Percentage of net
(fees paid directly from your investments)                                       assets of the Fund)
----------------------------------------------------------------------------------------------------
Sales charge imposed on purchases                                                      None
Sales charge imposed on reinvested dividends and distributions                         None
Redemption Fee (for shares redeemed within six months of purchase)                     1.0%*


Annual Fund Operating Expenses                                                  (Percentage of net
(expenses that are deducted from fund assets)                                    assets of the Fund)
----------------------------------------------------------------------------------------------------
Management Fees                                                                        0.25%
Distribution (12b-1) Fees                                                              None
Other Expenses                                                                         0.18%
                                                                                --------------------
Total Annual Fund Operating Expenses**                                                 0.43%


      *In the case of the redemption of any shares held less than six months, a fee of 1.0% of the current net asset value of the shares will be assessed and retained by the Fund for the benefit of the remaining shareholders. This fee applies to redemption requests that are satisfied in cash or pursuant to the Fund's "redemption in-kind" policy. In addition, shareholder receiving fund portfolio securities in lieu of cash in a redemption in-kind will bear certain transfer and custodial costs associated with the redemption. The total transfer and custody costs associated with a $250,000 redemption in-kind are estimated to be between $1,000 and $1,500. See "Redeeming and Transferring Shares".


      **To limit fund operating expenses during its early years of operation, the Adviser has contractually agreed to a fee cap and expense reimbursement, which (other than with respect to organizational expenses) the Adviser may recover in later years. To the extent fund operating expenses exceed 0.50% of its average daily net assets, calculated on an annualized basis, the Adviser has agreed to waive its management fees and, if necessary, reimburse the Fund for any such excess. Out-of-pocket due diligence and other expenses incurred by the Adviser in directly managing the Fund's investments (which may include, but will not be limited to, legal, appraisal, environmental and site visit expenses) will not be included as fund operating expenses for purposes of calculating a management fee waiver, if any. The same principles will apply to any fees or discounts collected (or credited against the purchase price of an investment) by the Fund as part of its investment activities such that they will not be credited against Fund operating expenses for purposes of calculating a management fee waiver. The Adviser may recover any fees waived or expenses reimbursed in the three years previous to such recovery, if such recovery does not cause the Fund to exceed such limitation. The waiver agreement will continue until September 30, 2007 unless extended by the Adviser. The Fund will pay no interest, carrying or finance charge with respect to any reimbursed expenses that are subsequently recovered by the Adviser.


EXAMPLE

      This Example is intended to help an investor compare the cost of investing in the Fund with the cost of investing in other funds. The Example assumes that an investor invests $10,000 in the Fund for the time periods indicated, reinvests all dividends and distributions, and then redeems all shares at the end of those periods. The Example also assumes that an investor's investment has a 5% return each year and that the Fund's operating expenses remain the same. Although an investor's actual costs may be higher or lower, based on these assumptions an investor's costs would be:(1)


           One Year         Three Years       Five Years        Ten Years
           --------         -----------       ----------        ---------

             $44               $138              $241             $542

----------
(1) Under the same assumptions, on an investment of $3,000,000, the projected costs would be approximately $13,200 for one year, $41,500 for three years, $72,300 for five years and $162,700 for ten years.

      The redemption fee of 1.00%, which is imposed on shares redeemed within six months of their purchase, is not included in these calculations. If that fee were included, the investor's costs would be higher.

SERVICE PROVIDERS


      ING Clarion Capital, LLC, whose business address is 230 Park Avenue, New York, New York 10169 is the investment adviser of the Fund (the "Adviser"). The portfolio managers of the Fund are Mr. Daniel Heflin and Mr. Stephen Baines. Mr. Heflin founded the predecessor to the Adviser in 1995 and organized the Adviser in 1997. He has 20 years of experience. Mr. Baines joined the Adviser in 2001. From 1995 to 2001 he was a founding partner of James Howard, Inc., where he was in charge of business development and finance. Mr. Baines has 23 years of experience. Mr. Heflin and Mr. Baines have served as portfolio managers to the Fund since its inception in 2002 and are the only individuals having primary portfolio management responsibility with respect to the Fund. Each of Mr. Heflin and Mr. Baines is individually authorized to make investment decisions for the Fund, but typically such decisions are made jointly. Additional information about their compensation, other accounts managed, and ownership of securities in the Fund is available in the Statement of Additional Information.

      The Adviser is based in New York and is registered with the SEC as an investment adviser. With a staff of thirty-five professionals, the Adviser currently has $2.9 billion under management in various accounts using various strategies in the fixed income market.


      The Bank of New York serves as the Fund's custodian, administrator and accounting agent. Unified Fund Services serves as the Fund's transfer agent.

      Ernst & Young LLP serves as the Fund's independent registered public accounting firm. Shearman & Sterling LLP serves as legal counsel to the Fund and the Adviser.

INVESTMENT ADVISORY AGREEMENT

      Pursuant to an investment advisory agreement (the "Advisory Agreement"), dated as of June 28, 2002, the Adviser, subject to the control and supervision of the Fund's Board of Trustees and in conformance with the stated investment objective and policies of the Fund, manages the investment and reinvestment of the assets of the Fund. In this regard, it is the responsibility of the Adviser to make investment decisions for the Fund and to place purchase and sale orders for the Fund's investments. The officers of the Fund and the Adviser manage the day to day operations of the Fund. The officers of the Fund are directly responsible to the Fund's Board of Trustees, which sets broad policies for the Fund and appoints its officers.


      The Advisory Agreement provides, among other things, that the Adviser will bear all expenses of its employees and overhead incurred in connection with its duties under the Advisory Agreement, and will pay all fees and salaries of the Fund's officers or employees, if any, who are also employees of the Adviser. The Advisory Agreement, as modified by the Adviser's fee waiver/expense reimbursement arrangement described under "FEES AND EXPENSES" above, provides that the Fund shall pay a fee to the Adviser quarterly for its services at the annual rate of 0.25% of the Fund's average daily net assets. A discussion regarding the basis for the Board of Trustees' most recent approval of the Advisory Agreement will be available in the Fund's semi-annual report for financial reporting period ending April 30, 2007.


      The Adviser intends to devote such time and effort to the business of the Fund as is reasonably necessary to perform its duties to the Fund. The services of the Adviser are not exclusive and the Adviser may provide similar services to other clients and may engage in other activities.

      The Advisory Agreement also provides that in the absence of willful misfeasance, bad faith, negligence or a material breach of its obligations thereunder, the Adviser is not liable to the Fund or any of the Fund's shareholders for any act or omission by the Adviser in the supervision or management of its respective investment activities or for any loss sustained by the Fund or the Fund's shareholders.

CAPITAL STOCK

      The Board of Trustees is authorized to classify, reclassify and issue shares of the Trust and take such other action with respect to the shares as the Board may deem desirable, subject to certain provisions in the Agreement and Declaration of Trust of the Trust and requirements of the 1940 Act. All shares issued and outstanding are fully paid and non-assessable.

      The shares of the Fund have not been registered under the Securities Exchange Act of 1933 in reliance upon the exemption provided by Regulation D under Section 4(2) thereof. Accordingly, to permit the Fund to continue to rely on such exemption, shares of the Fund may not be transferred or resold except as permitted under Regulation D and only with consent of the Board.

      Each share is entitled to one vote and a proportionate fraction of a vote for each fraction thereof. All shares of the Trust then entitled to vote shall be voted in aggregate, except when required by the 1940 Act and when the matter involves the termination of a series or class or any other action that the Board of the Trustees has determined will affect only the interests of one or more series or classes, then only shareholders of such series or classes shall be entitled to vote. There shall be no cumulative voting in the election of Trustees.

      The Trust does not generally hold annual meetings of shareholders. Pursuant to its By-Laws, shareholder meetings will be held when required by the 1940 Act or when called by the Trustees or by the President.

                   FUND STRUCTURE AND INVESTMENTS IN THE FUND

FUND STRUCTURE

      The Fund is a non-diversified, open-end management investment company registered under the Investment Company Act of 1940 and organized as a series of a Delaware business trust.

      In the future, the Board of Trustees of the Fund may elect to become part of a "master-feeder" structure, where the assets of the Fund will be contributed to a "master" fund with the same investment objective as the Fund in exchange for investment units in the master fund. This structure may be utilized in order to facilitate investments in the Fund by certain institutional investors, including non-U.S. investors. The Fund would then become a "feeder", generally along side other feeder funds in the master fund.

      As permitted by the Fund's fundamental restrictions, the terms of the Trust's Agreement and Declaration of Trust and Delaware state law, the Fund may elect to become part of a "master-feeder" structure without approval from the shareholders at the time.

PURCHASING SHARES

      Institutional investors on a private placement basis may make an investment in the Fund on any Business Day at the next calculated net asset value, subject to the Fund's ability to reject or limit certain investments. A Business Day is any weekday the New York Stock Exchange (NYSE) is open for trading. Incomplete orders and orders that are not paid for within two business days will be returned. All investments in the Fund are subject to a minimum initial subscription of $3,000,000. In certain circumstances, the Adviser may reduce such minimum at its discretion.

      The Fund values its assets using methodologies approved by the Fund's Board of Trustees (in accordance with U.S. Generally Accepted Accounting Principles), which may include information with respect to transactions in such securities, quotations from dealers, market transactions in comparable securities, and various relationships between securities and yield to maturity in determining value.

      The net asset value of the Fund's shares will be determined as of 4:00 p.m., New York time, on any weekday that the New York Stock Exchange is open for trading, other than a day during which no such shares are tendered for redemption and no order to purchase or sell such shares is received. The net asset value will also be determined as of 4:00 p.m., New York time, on the last day of every month. Net asset value equals the Fund's total assets less any liabilities divided by the number of outstanding shares. The Fund values debt securities using methodologies approved by the Fund's Board of Trustees (in accordance with Generally Accepted Accounting Principles), which may include information with respect to transactions in such securities, quotations from dealers, third party pricing services, market transactions in comparable securities, and various relationships between security values and yield to maturity.

      When multiple, varying dealer quotations are obtained for a particular holding, when market prices are determined to be `stale' as a result of limited market activity for a particular holding, or in other circumstances when market prices are unavailable or determined to be unreliable, such holdings will be `fair valued' in accordance with procedures established by the Fund's Board of Trustees. The values assigned to the Fund's holdings therefore may differ on occasion from third party quotations. Securities that may be "fair valued" include, but are not limited to, non-investment grade debt securities ("junk bonds") and securities denominated in a foreign currency. The lower rated a security the more likely that reliable market quotations may not be available.

AUTOMATIC INVESTMENT PLAN

      Pursuant to the Fund's Automatic Dividend Reinvestment Plan (the "Plan"), unless otherwise directed by a shareholder, all dividends and distributions payable to such shareholder will be automatically reinvested by the Fund's transfer agent (the "Plan Agent") in newly issued shares. Alternatively a shareholder may elect not to participate in the Plan and to have all dividends and distributions paid in cash by check in U.S. dollars mailed directly to the shareholder by the Plan Agent, as dividend paying agent.

      The Plan Agent serves as agent for the shareholders in administering the Plan. When the Board of Trustees of the Fund declares a distribution, participants in the Plan will receive a number of shares equal to the quotient of (i) the amount of such distribution divided by (ii) the net asset value of the shares immediately prior to such distribution.

      The Plan Agent maintains all shareholder accounts in the Plan and furnishes written confirmations of all transactions in the account, including information needed by shareholders for personal and tax records. Shares in the account of each Plan participant are held by the Plan Agent in non-certificated form.

      There is no charge to participants for reinvesting dividends or capital gains distributions. The Plan Agent's fees for the handling of reinvestment of dividends and distributions will be paid by the Fund. The automatic reinvestment of dividends and distributions will not relieve participants of any U.S. tax that may be payable on such dividends or distributions and any such taxes would need to be paid from other sources.

      The Plan may be amended or terminated by the Fund or the Plan Agent by at least 90 days' written notice to all shareholders of the Fund.

REDEEMING AND TRANSFERRING SHARES

      You may redeem your investment on any Business Day. Requests for redemption must be submitted in writing to the Fund at the offices of the Adviser (ING Clarion Capital, LLC, 230 Park Avenue, New York, New York 10169). Shares are redeemed after a redemption request has been received at the next determined net asset value.


      Due to the possible illiquid nature of certain of the Fund's portfolio investments (especially during times of market dislocation), redemption requests may be processed pursuant to the Fund's "redemption-in-kind" policy as described below. In order to avoid receiving redemption proceeds in securities, a shareholder should notify the Fund's investment adviser in advance of the shareholder's intent to submit a redemption request. Making such a request may permit securities to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than "in-kind". Shareholders are encouraged to contact the Fund's Adviser regarding redemptions as early as possible. Regardless of such notice, there is no guarantee that the Fund's Adviser will have the ability to sell securities in advance in order to pay redemptions in cash.


      REDEMPTIONS-IN-KIND. The Fund has adopted the following redemption policy in conformity with Rule 18f-1 under the 1940 Act. It is the Fund's policy to redeem its shares, with respect to any one shareholder during any 90 day period, solely in cash up to the lesser of $250,000 or 1% of the net asset value of the Fund at the beginning of the period. As an operating policy, the Fund may satisfy redemption requests in excess of such amount by distributing portfolio securities in lieu of cash. This policy may be modified or terminated at any time by the Board of Trustees of the Fund.

      Any securities distributed in-kind would be valued in accordance with the Fund's policies used to determine net asset value for the Fund's portfolio as a whole (such that, among other things, the value of any "odd lot" securities distributed in-kind will not be discounted to reflect their division from the remainder of their "lot" held by the portfolio as a whole). The redeeming shareholder will bear the risk of fluctuation in value of the in-kind redemption proceeds after the trade date for the redemption. For a further description of redemption in-kind procedures and requirements, see "Redemption of Shares" in the SAI.

      REDEMPTION FEE. The Fund has adopted the policy that if shareholders redeem their shares within six months of purchase, the Fund will impose a 1% redemption fee (applied to the lower of the cost of the shares or the redemption proceeds) at the time of such redemption. There is no redemption fee imposed on shares held longer than six months.

      FREQUENT TRADING. Frequent trading of Fund shares may increase Fund transaction costs and otherwise negatively impact the Fund's investment program, possibly diluting the Fund's value to its longer-term investors. However, because of the nature of the investors to whom the Fund appeals (generally relatively long-term holders of Fund shares), as well as the redemption notice and redemption-in-kind provisions discussed above, to date redemptions of, or other trading in, Fund shares has been quite limited. Consequently, the Fund has not adopted any policies or procedures specifically intended to monitor or penalize frequent purchases and redemptions of Fund shares.

      LIMITATIONS ON TRANSFERS. Ownership of the Fund's shares is limited to investors who are accredited investors within the meaning of Regulation D promulgated by the SEC. Accordingly, transfers of shares to investors who are not so accredited may jeopardize the exception from registration applicable to the shares, and so the Fund places significant restrictions on transfers. No transfer will be recognized without the consent of the Fund, which consent may be withheld for any reason whatsoever. In addition, investors should understand that shares cannot be assigned or transferred without registration under the Securities Act and any applicable state securities law or pursuant to an available exemption therefrom.

                       DIVIDENDS, DISTRIBUTIONS AND TAXES

      The Fund's dividends from net investment income are declared and paid monthly. Any distributions from net realized securities profits will be distributed once a year. Both dividends and distributions, if any, are automatically reinvested in shares pursuant to the Fund's Automatic Dividend Reinvestment Plan, unless a holder of shares elects otherwise. If the Post Office cannot deliver a check in payment of dividends or other distributions to a shareholder or if the check remains uncashed for more than one year, the Fund may enroll such shareholder in the Plan and reinvest such dividends or other distributions in the Fund on behalf of and for the benefit of such shareholder. See "Automatic Dividend Reinvestment Plan." Information as to the tax status of distributions will be provided annually.


      Tax issues can be complicated. Please consult your tax adviser about federal, state, or local tax consequences or with any other tax questions. The Fund may make both ordinary income and capital gains distributions. Both dividends from net investment income and short-term capital gains distributions are currently taxed as ordinary income and are subject to a maximum federal rate of 35% for individual shareholders. Long-term capital gains distributions are currently taxed at a maximum rate of 15% for individual shareholders. Dividends of net investment income will not be eligible for long-term capital gain tax rates applicable to "qualified dividend income". Dividends and distributions are generally taxable whether they are taken in cash or reinvested. Any dividends and distributions declared in October, November and December and payable to shareholders of record on a specified date in one of these months and paid in the following January are taxable as though they were paid on December 31st. By January 31st of each year, you will be mailed a statement showing the tax status of your dividends and distributions for the prior year. Please see the SAI for more information.


      Federal tax laws currently require the Fund to withhold up to 28% of ordinary income dividends and capital gains dividends from U.S. shareholders who do not furnish the Fund with their tax identification numbers on IRS form W-9. For taxable years beginning after December 31, 2004 and before January 1, 2008, certain "interest-related dividends" and "short-tem capital gain dividends" paid by the Fund to a foreign shareholder and designated by the Fund as such, would be eligible for an exemption from the 30% U.S. withholding tax. Interest-related dividends generally are dividends derived from certain interest income earned by the Fund that would not be subject to such tax if earned by a foreign shareholder directly. Short-term capital gain dividends generally are dividends derived from the excess of the Fund's net short-term capital gains over net long-term capital losses. The Fund does not intend to make such designations.

         INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL

      Ernst & Young LLP serves as the Fund's independent registered public accounting firm and in that capacity audits and reports on the Fund's annual financial statements, which appear in the Fund's Annual Reports, and the Fund's "Financial Highlights," which appear in the section below. The principal business of Ernst & Young LLP is located at 5 Times Square, New York, NY 10036. Shearman & Sterling LLP, New York, serves as legal counsel to the Fund and the Adviser.

                              FINANCIAL HIGHLIGHTS

      The following tables are intended to help you understand the Fund's financial performance. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Fund assuming reinvestment of all dividends and distributions. The information below for the year ended October 31, 2006 appears in the Fund's annual report dated October 31, 2006. The information for 2006, 2005, 2004 and 2003 has been audited by Ernst & Young LLP, whose report, along with the Fund's financial statements, is included in the annual report which is available upon request. The financial highlights for the period ended October 31, 2002 were audited by other auditors whose reports expressed an unqualified opinion on those statements. This information is with respect to shares held since the inception of the Fund. This information should be read in conjunction with the Statement of Additional Information.


(per share data except for                                      Year ended   Year ended   Year ended   Year ended   Period ended
percentages)                                                    October 31,  October 31,  October 31,  October 31,   October 31,
                                                                    2006        2005         2004          2003        2002(1)
------------------------------------------------------------------------------------------------------------------------------------
Net Asset Value, Beginning of Period                             $  10.09     $  10.31     $  10.08     $  10.23      $  10.00
------------------------------------------------------------------------------------------------------------------------------------

INCOME FROM INVESTMENT OPERATIONS
Net Investment Income(6)                                             0.54         0.52         0.54         0.52          0.16
Net Realized and Unrealized Gain                                     0.01        (0.14)        0.30        (0.03)         0.25
------------------------------------------------------------------------------------------------------------------------------------
Total From Investment Operations                                     0.55         0.38         0.84         0.49          0.41
------------------------------------------------------------------------------------------------------------------------------------

DISTRIBUTIONS
Net Investment Income                                               (0.54)       (0.57)       (0.58)       (0.59)        (0.18)
Capital Gains                                                          --        (0.03)       (0.03)       (0.05)           --
------------------------------------------------------------------------------------------------------------------------------------
Total Distributions                                                 (0.54)       (0.60)       (0.61)       (0.64)        (0.18)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Net Asset Value, End of Period                                   $  10.10     $  10.09     $  10.31     $  10.08      $  10.23
------------------------------------------------------------------------------------------------------------------------------------

TOTAL INVESTMENT RETURN
Net Asset Value(2)                                                   5.69%        3.74%        8.66%        4.94%         4.08%(3,5)

RATIOS AND SUPPLEMENTAL DATA
Net Assets, End of Period (Thousands)                            $164,403     $165,288     $141,450     $125,913      $ 72,310
Ratio of Net Expenses to Average Net Assets, After Fee Waiver        0.43%        0.42%        0.39%        0.47%         0.50%(4)
Ratio of Net Expenses to Average Net Assets, Before Fee Waiver       0.43%        0.42%        0.39%        0.47%         0.55%(4)
Ratio of Net Investment Income to Average Net Assets                 5.45%        5.05%        5.29%        4.82%         5.15%(4)

Portfolio Turnover Rate                                                68%          49%          78%          65%           30%(5)
------------------------------------------------------------------------------------------------------------------------------------


(1)   Commencement of investment operations was July 15, 2002.
(2) Total investment return based on per share net asset value reflects the effects of changes in net asset value on the performance of the Fund during the period, and assumes dividends and distributions, if any, were reinvested at net asset value.
(3) Total investment return would have been lower had certain fees not been waived during period.
(4)   Annualized.
(5)   Not annualized.
(6)   Calculated based upon average shares outstanding during the period.

                       ADDITIONAL SHAREHOLDER INFORMATION

      Additional information about the Fund and its investments is available in the Statement of Additional Information ("SAI") and the Fund's annual and semi-annual reports to shareholders. In the Fund's annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year as well as audited financial statements by the Fund's independent registered public accounting firm. Once you become a shareholder, you will be sent copies of the Fund's annual and semi-annual reports. These reports will be sent to shareholders at their addresses of record.


      The SAI and the Fund's annual and semi-annual reports are available without charge, upon request. For a free copy of the Fund's annual or semi-annual report or to request other information or ask questions about the Fund, call the Fund collect at (212) 883-2500.


      Information about the Fund is also available from the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database on the SEC's web site (http://www.sec.gov). You can obtain copies of this information, after paying a duplicating fee, by sending a request by e-mail to publicinfo@sec.gov or by writing the SEC's Public Reference Section, Washington, D.C. 20549-0102. You also can review and copy information about the Fund, including the SAI, at the SEC's Public Reference Room in Washington, D.C. To find out more about the Public Reference Room, call the SEC at 1-202-551-8090.

      A description of the Fund's policies and procedures with respect to the disclosure of the Fund's portfolio securities is available in the Fund's SAI. Because the Fund is not publicly offered, it does not maintain a website.

The Trust's Investment Company Act file number is 811-21133.

                            CLARION TOTAL RETURN FUND
                     (a series of Clarion Investment Trust)

                       STATEMENT OF ADDITIONAL INFORMATION


                                February 28, 2007


      CLARION TOTAL RETURN FUND (the "Fund") is a non-diversified series of Clarion Investment Trust. The Fund's address is 230 Park Avenue, New York, New York 10169, and its telephone number is (212) 883-2500. ING Clarion Capital, LLC (the "Adviser") serves as the investment adviser for the Fund.

      The Fund's investment objective is to outperform the Lehman Brothers Aggregate Bond Index.

      In furtherance of this objective, the Fund will invest at least 80% of its assets in securities that were rated at least BBB-/BBB-/Baa3 by Standard & Poor's, Fitch IBCA or Moody's (each, a nationally recognized credit rating organization) at the time of investment ("investment grade fixed income securities") and no more than 20% of its assets in instruments that were rated below BBB-/BBB-/Baa3 at the time of investment ("non-investment grade securities" or "junk bonds"). The Fund may not invest in securities rated below B-/B-/B3.


      This Statement of Additional Information is not a prospectus and should be read in conjunction with the Fund's Prospectus, dated February 28, 2007, a copy of which may be obtained from the Fund.


      Once you become a shareholder, you will be sent copies of the Fund's Annual and Semiannual Reports when they become available. Annual Reports will contain audited financial statements by the Fund's independent registered public accounting firm. These reports will be sent to shareholders at their addresses of record.

                                TABLE OF CONTENTS

ORGANIZATION, HISTORY AND DESCRIPTION OF SHARES ........................     S-3
INVESTMENT OBJECTIVES AND POLICIES .....................................     S-3
INVESTMENT RESTRICTIONS ................................................     S-4
OTHER INVESTMENT PRACTICES .............................................     S-6
CERTAIN RISK FACTORS ...................................................     S-8
THE ADVISER ............................................................    S-18
THE FUND'S PORTFOLIO MANAGERS ..........................................    S-18
TRUSTEES AND OFFICERS ..................................................    S-19
PRINCIPAL SHAREHOLDERS .................................................    S-24
EXPENSES OF THE FUND ...................................................    S-24
PORTFOLIO TRANSACTIONS AND BROKERAGE ...................................    S-25
NET ASSET VALUE ........................................................    S-26
AVERAGE CREDIT QUALITY .................................................    S-26
DISCLOSURE OF PORTFOLIO HOLDINGS .......................................    S-27
REDEMPTION OF SHARES ...................................................    S-27
DISTRIBUTIONS AND TAXES ................................................    S-28
ADMINISTRATOR, CUSTODIAN AND TRANSFER AGENT ............................    S-31
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL ........    S-32
FINANCIAL STATEMENTS ...................................................    S-32

                 ORGANIZATION, HISTORY AND DESCRIPTION OF SHARES

      Clarion Total Return Fund (the "Fund") was organized on June 27, 2002 as a non-diversified series of Clarion Investment Trust (the "Trust"), an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act") and established as a business trust under the laws of Delaware by an Agreement and Declaration of Trust dated June 27, 2002 (the "Trust Agreement"). The Trust Agreement permits the Trustees to issue an unlimited number of shares of beneficial interest of separate series. As of the date of this Statement of Additional Information ("SAI"), the Fund is the sole series of the Trust. The investment adviser to the Fund is ING Clarion Capital, LLC (the "Adviser").

      The Fund does not issue share certificates. All shares are held in non-certificate form registered on the books of the Fund and the Fund's transfer agent for the account of the shareholder. Each share of a series represents an equal proportionate interest in the assets and liabilities belonging to that series with each other share of that series and is entitled to such dividends and distributions out of income belonging to the series as are declared by the Trust's Board of Trustees (each a "Trustee"). The shares do not have cumulative voting rights or any preemptive or conversion rights, and the Trustees have the authority from time to time to divide or combine the shares of any series into a greater or lesser number of shares of that series so long as the proportionate beneficial interest in the assets belonging to that series and the rights of shares of any other series are in no way affected. In case of any liquidation of a series, the holders of shares of the series being liquidated will be entitled to receive as a class a distribution out of the assets, net of the liabilities, belonging to that series. Expenses attributable to any series are borne by that series. Any general expenses of the Trust not readily identifiable as belonging to a particular series are allocated by or under the direction of the Trustees in such manner as the Trustees determine to be fair and equitable. No shareholder is liable to further calls or to assessment by the Trust without his or her express consent.

      For information concerning the purchase and redemption of shares of the Fund and a description of the methods used to determine the share price and value of the Fund's assets, see "Fund Structure and Investments in the Fund" in the Prospectus.

                       INVESTMENT OBJECTIVES AND POLICIES

      The investment objective of the Fund is to outperform the Lehman Brothers Aggregate Bond Index by investing in a portfolio primarily comprised of fixed income instruments. No assurance can be given that the investment objective of the Fund will be achieved.

      In furtherance of this objective, the Fund will invest at least 80% of its assets in instruments that were rated at least BBB-/BBB-/Baa3 by Standard & Poor's, Fitch, IBCA or Moody's (each, a nationally recognized credit rating organization) at the time of investment ("investment grade fixed income securities") and no more than 20% of its assets in instruments that were rated below BBB-/BBB-/Baa3 at the time of investment ("non-investment grade securities" or "junk bonds"). Non-investment grade instruments are considered speculative. The Fund will seek to maintain a weighted average credit quality of BBB-/BBB-/Baa3 or better at all times. Instruments given split ratings will be accounted for at the higher rating. If the weighted average credit quality of the Fund falls below BBB-/BBB-/Baa3, the Fund will take corrective action, such as disposing of investments with a lower rating and/or investing in investments with a higher rating, so as to restore the weighted average credit rating to BBB-/BBB-/Baa3 or higher. The Fund may not invest in investments rated below B-/B-/B3.

      The Fund's duration and interest rate exposure may vary significantly from that of the Lehman Brothers Aggregate Bond Index. As such, the Fund's exposure to any changes in the yield curve (including the curve's level and shape) may result in the Fund's return varying significantly from that of the Lehman Brothers Aggregate Bond Index.

      The Fund may invest in fixed income instruments, including, but not limited to, instruments in the following sectors: commercial mortgage backed securities ("CMBS"), corporate securities, asset backed securities ("ABS"), mortgage backed securities ("MBS"), sovereign debt, government agency debt, government-sponsored enterprise debt and may also invest in other instruments as described herein. Additionally, the Fund may invest in money market instruments. Included in the money market instruments in which the Fund may invest (subject to any fundamental or non-fundamental restrictions) are U.S. Government securities, commercial paper, certificates of deposit and banker's acceptances. Under normal circumstances, cash balances will be invested directly in such money market instruments or in commingled, short-term money market funds, which invest in comparably rated securities.

      The Fund may significantly concentrate its positions within a particular sector of the fixed income market and, as such, at times a particular sector may comprise a large majority, or even all, of the Fund's assets. Conversely, the Fund at times may not have any investments in certain sectors of the fixed income market.

      The Fund may purchase securities of any maturity (meaning of any length of time until a security is due and payable). The Fund's investment adviser generally considers the maturity of securities that may be bought or sold by the Fund as only one of a number of factors relevant to seeking to meet the Fund's investment objective.

      Although the Fund is registered with the SEC as a "non-diversified" investment company and expects to remain so, the Fund intends to diversify its holdings sufficient to meet the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended.

      Although there are no restrictions on portfolio turnover, it is not the Fund's policy to engage in transactions with the objective of seeking profits from short-term trading. It is expected that the annual portfolio turnover rate of the Fund will not exceed 200% excluding securities having a maturity of one year or less.

      The Fund will invest no less than 85% of its net assets in securities that have an established secondary trading market or are otherwise considered liquid.

      The Fund is authorized to temporarily borrow up to 5% of the Fund's assets for the payment of distributions or Fund expenses.

                             INVESTMENT RESTRICTIONS

FUNDAMENTAL RESTRICTIONS

      The Fund's investment restrictions set forth below are fundamental. Fundamental restrictions cannot be changed without the approval of the holders of a majority of the Fund's outstanding voting securities. The 1940 Act defines such majority to be the lesser of (a) more than 50% of the outstanding shares of the Fund or (b) 67% or more of the shares represented at a meeting at which more than 50% of the outstanding shares are present or represented by proxy. If a percentage restriction on an investment or use of assets set forth in a fundamental restriction is adhered to at the time a transaction is effected, later changes in percentages resulting from changing market values will not be considered a deviation from the restriction. The Fund's limitation on investments in illiquid securities, however, must be adhered to at all times. Subsequent changes in value may require an adjustment in the Fund's holdings to stay within the terms of the restriction. The Fund may not:

      (1) issue senior securities except that the Fund may temporarily borrow up to 5% of its total assets for the payment of distributions or Fund expenses; pledge its assets other than to secure such issuances or in connection with hedging transactions, when-issued and forward commitment transactions and similar investment strategies;

      (2) make loans of money or property to any person, except through the purchase of fixed income securities or the acquisition of securities subject to repurchase agreements consistent with the Fund's investment objective and strategies;

      (3) underwrite the securities of other issuers, except to the extent that in connection with the disposition of portfolio securities or the sale of its own shares the Fund may be deemed to be an underwriter;

      (4)   invest for the purpose of exercising  control over management of any
            company   other  than   issuers  of   collateralized   fixed  income
            securities;

      (5) invest 25% or more of the value of its total assets in any one industry (collateralized securities, including commercial mortgage backed securities and securities issued or guaranteed by the U.S. government or any agency or instrumentality thereof are not treated as industries);

      (6)   purchase or sell real estate properties;

      (7) purchase or sell commodities or commodity contracts for any purposes except as, and to the extent, permitted by applicable law without the Fund becoming subject to registration with the Commodity Futures Trading Commission as a commodity pool;

      (8) invest more than 20% of the assets of the Fund in securities of foreign issuers;

      (9) enter into forward currency contracts, except for the purpose of hedging foreign currency exposure (back to the U.S. dollar) resulting from the ownership of non-U.S. dollar denominated securities;

      (10) invest in lettered stocks, common stocks, direct placements or direct real estate investments, except to the extent that such investments may be part of a mutual fund in which the investments are made;

      (11) with respect to exchange traded interest rate futures contracts and option contracts on those futures contracts:

            a.    borrow in order to enter into such contracts,

            b. enter into long positions in which the margin is funded with illiquid assets,

            c. enter into short positions in which the margin is funded with illiquid assets, and

            d. enter into such contracts such that, in the aggregate, the net margin and premium outstanding exceeds 5% of the assets of the Fund;

      (12) make short sales of securities, except with respect to exchange traded interest rate futures contracts and option contracts on those futures contracts, subject to fundamental investment restriction 11(c);

      (13)  with respect to short-term investments:

            a.    maintain an average portfolio quality below AA-;

            b. invest in securities having a maturity (or in the case of asset backed or mortgage backed securities, an average life) greater than five years from the date of purchase, subject to a maximum total portfolio duration of one-half of a year;

            c. invest in non-marketable securities that may have typical maturities of less than or equal to six months, other than repurchase agreements and time deposits;

            d. invest such that the short-term investments of a single issuer (with the exception of the U.S. Government and its agencies) represent more than 5% of the assets of the Fund,

            e.    invest in securities other than the following:

                  i.) U.S. GOVERNMENT SECURITIES - Obligations issued or guaranteed as to principal and interest by the U.S. Government or its agencies;

                  ii.) U.S. BANK OBLIGATIONS - Obligations (including certificates of deposit and banker's acceptances) of banks having total assets of at least one billion dollars that are organized and operating in the United States and are members of the FDIC; obligations of foreign branches of such banks (e.g. Eurodollar CDs and TDs - time deposits), provided that investments in U.S. bank obligations may not exceed 20% of the assets of the Fund;

                  iii.) COMMERCIAL  PAPER - Commercial  paper  (including  asset backed commercial paper) rated no lower than P-2 by Moody's or A-2 by Standard & Poor's, or if not rated, issued by a company having an outstanding debt rating no lower than A by Moody's or A by Standard & Poor's;

                  iv.) REPURCHASE AGREEMENTS - Repurchase agreements maturing in 14 days or less with a member bank of the Federal Reserve System or any primary dealer of U.S. Government Securities and tri-party repurchase agreements, provided that the securities underlying the repurchase agreements must be as described in fundamental restrictions 13
                        (e)(i.) through 13 (e)(iii.);

                  v.) CORPORATE BONDS - Including corporate, finance and bank bonds, notes and debentures, provided that all corporate bonds must be rated Baa or higher by Moody's AND BBB or higher by Standard & Poor's;

                  vi.) MORTGAGE BACKED AND ASSET BACKED AND CMO SECURITIES - All mortgage backed, asset backed and CMOs rated Aa2 or higher by Moody's or AA by Standard & Poor's, and that are subject to the fundamental restriction 13 (b);

                  vii.) MASTER NOTE  AGREEMENTS  AND DEMAND NOTES -  Obligations
                        issued by a company having commercial paper rated no lower than P-2 by Moody's or A-2 by Standard & Poor's or having outstanding debt rating no lower than A2 by Moody's or A by Standard & Poor's;

                  viii.) CANADIAN GOVERNMENT  SECURITIES - Obligations issued or guaranteed as to principal and interest by the Government of Canada, provided that such obligations are denominated in U.S. dollars;

                  ix.) FOREIGN BANK CERTIFICATES OF DEPOSIT - U.S. dollar denominated obligations of domestic branches of the 50 largest foreign banks (determined by assets stated in U.S. dollars) that are subject to the banking laws of New York State, provided that such obligations must be denominated in U.S. dollars;

                  x.) FOREIGN COMMERCIAL PAPER - Commercial paper issued by foreign corporations rated no lower than P-1 by Moody's AND A-1 by Standard & Poor's, provided that such obligations must be denominated in U.S. dollars;

                  xi.) MONEY MARKET INVESTMENT FUNDS - Short-term investment funds that comply with fundamental investment restrictions 13 (a) through 13 (e), that are registered with the Securities and Exchange Commission or are under the management and supervision of the Administrator or Custodian of the Fund.

      The  identification  of  those  assets  of the Fund  that  are  considered
short-term   investments,   and  are  therefore   subject  to  the   fundamental
restrictions 13 (a) through 13 (e), will be made solely by the Adviser.

      The investment restrictions described above do not apply to an investment by the Fund of all of its assets in a "Master Fund" or another fund with the same investment objectives, policies and restrictions as the Fund.


      In addition, the limitation above regarding making loans is understood by the Board of Trustees to permit the Fund to purchase loans made by others and to hold and trade in such loans.


      The investment objective of the Fund and the investment policies described in the Fund's prospectus or in this SAI that are not specified as fundamental may be changed by the Board of Trustees without shareholder approval. The Fund will give notice to shareholders 30 days in advance of a change in a non-fundamental investment policy.

                           OTHER INVESTMENT PRACTICES

      INTEREST RATE TRANSACTIONS. The Fund may enter into interest rate swaps and the purchase or sale of interest rate caps and floors. The Fund expects to enter into these transactions primarily to preserve a return or spread on a particular investment or portion of its portfolio as a duration management technique or to protect against any increase in the price of securities the Fund anticipates purchasing at a later date. The Fund will use these transactions as a hedge or for duration or risk management. The Fund will not sell interest rate caps or floors that it does not own. Interest rate swaps involve the exchange by the Fund with another party of their respective commitments to pay or receive interest (e.g., an exchange of floating rate payments for fixed rate payments with respect to a notional amount of principal). The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a pre-determined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate cap. The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate floor.

      The Fund may enter into interest rate swaps, caps and floors on either an asset-based or liability-based basis, and will usually enter into interest rate swaps on a net basis (i.e., the two payment streams are netted out, with the Fund receiving or paying, as the case may be, only the net amount of two payments on the payment dates). The Fund will not enter into any interest rate swap, cap or floor transaction unless the unsecured senior debt or the claims-paying ability of the other party thereto is rated as investment grade by at least one nationally recognized statistical rating organization at the time of entering into such transaction. If there is a default by the other party to such a transaction, the Fund will have contractual remedies pursuant to the agreements related to the transactions.

      Futures Contracts and Options on Futures Contracts. The Fund may enter into exchange traded interest rate futures contracts and options on such contracts in order to modify the duration and/or the convexity of the portfolio of the Fund, subject to the fundamental restrictions of the Fund with respect to such contracts. Positions of the Securities Exchange Commission frequently will require segregation of liquid assets in respect of potential liabilities, relating to these instruments. To the extent the Fund does engage in such transactions, it intends to conduct its operations in compliance with Commodity Futures Trading Commission ("CFTC") Rule 4.5 under the Commodity Exchange Act in order to avoid regulation by the CFTC as a commodity pool. Pursuant to Commodity Futures Trading Commission Rule 4.5, the Adviser is not subject to regulation or registration as a commodities pool operator with respect to the investment operations of the Fund.

      CALLS ON FUTURES CONTRACTS. The Fund may sell or purchase call options ("calls") on exchange traded futures contracts. A call gives the purchaser of the option the right to buy, and obligates the seller to sell, the underlying futures contract at the exercise price at any time or at a specified time during the option period. All such calls sold by the Fund must be "covered" as long as the call is outstanding (i.e., the Fund must own the futures contract subject to the call or other securities acceptable for applicable escrow requirements). A call sold by the Fund exposes the Fund during the term of the option to possible loss of opportunity to realize appreciation in the market price of the underlying futures contract and may require the Fund to hold a futures contract which it might otherwise have sold. The purchase of a call gives the Fund the right to buy a futures contract at a fixed price.

      PUTS ON FUTURES CONTRACTS. The Fund may purchase put options ("puts") that relate to exchange traded futures contracts. The Fund may also sell puts on exchange traded futures contracts if the Fund's contingent obligations on such puts are secured by segregated assets consisting of cash or liquid high grade debt securities having a value not less than the exercise price. The Fund will not sell puts if, as a result, more than 50% of the Fund's assets would be required to cover its potential obligations under its hedging and other investment transactions. In selling puts, there is a risk that the Fund may be required to buy the underlying instrument at a price higher than the current market price.

      SYNTHETIC SECURITIES. The Fund may invest in synthetic securities as a substitute for non-synthetic positions. These synthetic securities may include total return swaps, credit default swaps, credit linked notes and synthetic securitizations. Positions of the Securities Exchange Commission frequently will require segregation of liquid assets in respect of potential liabilities, relating to these instruments.

      EURODOLLAR INSTRUMENTS. The Fund may make investments in Eurodollar instruments. Eurodollar instruments are essentially U.S. dollar denominated futures contracts or options thereon which are linked to the London Interbank Offered Rate ("LIBOR"). Eurodollar futures contracts enable purchasers to obtain a fixed rate for the lending of funds and sellers to obtain a fixed rate for borrowings. Ordinarily, the Fund intends to use Eurodollar futures contracts and options thereon to hedge against changes in LIBOR, to which many interest rate swaps are linked, although it may utilize such investment to enhance income or gain.

      WHEN-ISSUED AND FORWARD COMMITMENT SECURITIES. The Fund may also purchase securities on a "when-issued" basis and may purchase or sell securities on a "forward commitment" basis. When such transactions are negotiated, the price, which is generally expressed in yield terms, is fixed at the time the commitment is made, but delivery and payment for the securities takes place at a later date. When-issued securities and forward commitments may be sold prior to the settlement date, but the Fund will enter into when-issued and forward commitments only with the intention of actually receiving or delivering the securities, as the case may be. If the Fund disposes of the right to acquire a when-issued security prior to its acquisition or disposes of its right to deliver or receive against a forward commitment, it can incur a gain or loss. At the time the Fund enters into a transaction on a when-issued or forward commitment basis, it will segregate with its custodian cash or other liquid high grade debt securities with a value not less than the value of the when-issued or forward commitment securities. The value of these assets will be monitored daily to ensure that their marked-to-market value will at all times equal or exceed the corresponding obligations of the Fund. There is always a risk that the securities may not be delivered and that the Fund may incur a loss. Settlements in the ordinary course, which typically occur monthly for mortgage backed securities, are not treated by the Fund as when-issued or forward commitment transactions and accordingly are not subject to the foregoing restrictions.

      RESTRICTED AND ILLIQUID SECURITIES. The Fund may not invest more than 15% of its net assets in illiquid securities, including certain securities that are subject to legal or contractual restrictions on resale ("restricted securities"). Subject to this limitation, the Fund may purchase certain restricted securities eligible for sale to certain qualified institutional buyers such as the Fund, as contemplated by Rule 144A under the Securities Act of 1933 ("Rule 144A securities"). The Fund may sell the Rule 144A securities it has purchased only to such qualified institutional buyers. A Rule 144A security that was liquid when purchased could become illiquid if demand among qualified institutional buyers drops after the time of purchase. The Fund's Board of Trustees has adopted policies and procedures for the purpose of determining whether the Fund's Rule 144A securities are liquid or illiquid. The Adviser, under the supervision of the Fund's Board of Trustees, will consider whether securities purchased under Rule 144A are illiquid. In making this determination, the Adviser will consider the trading markets for the specific security, taking into account the unregistered nature of a Rule 144A security. In addition, the Adviser could consider (1) the frequency of trades and quotes, (2) the number of dealers and potential purchasers (in that the absence of qualified institutional buyers interested in a security would render it illiquid), (3) the dealer undertakings to make a market, and (4) the nature of the security and of market trades (e.g., the time needed to dispose of the security, the method of soliciting offers and the mechanics of transfer). Rule 144A liquidity decisions made by the Adviser are subject to oversight, and procedural limitations set, by the Board of Trustees. The Fund may also purchase restricted securities eligible for sale to institutional accredited investors under Regulation D under the Securities Act of 1933.


      LOANS AND INTERESTS IN LOANS. Although the Fund will not make loans directly, the Fund may purchase loans from other creditors and then hold and trade in such loans. Holding such loans presents the following risks: risk of default, which refers to the possibility that the borrower will be unable or unwilling to repay all or part of the amount owed; risk of delayed payment, which refers to the possibility that the borrower will be unable or unwilling to make payment at the time expected; and risk of inadequate collateral, which refers to the possibility that any property that may have been pledged to secure the borrower's promise to pay will be worth less when delivered than expected. Investments in loans may be less liquid than investments in many securities and carry fewer legal protections in the event of fraud or misrepresentation. Unlike debt instruments that are securities, investments in loans are not regulated by federal securities laws or the SEC.


                              CERTAIN RISK FACTORS

      The following disclosure relates to the risks inherent in an investment in shares.

      INTEREST RATE AND SPREAD RISK. The market values of the Fund's assets will generally fluctuate inversely with changes in prevailing interest rates and spreads and directly with the perceived credit quality of such assets. Interest rates are highly sensitive to many factors, including governmental monetary, fiscal and tax policies, domestic and international economic and political considerations, and other factors beyond the control or anticipation of the Fund. Interest rate fluctuations can adversely affect the Fund's income in many ways and present a variety of risks, including the risk of increased prepayments. In addition, securities with longer durations (or maturities) tend to be more sensitive to changes in interest rates and spreads, usually making them more volatile than securities with shorter durations. To the extent the various hedging techniques and active portfolio management employed by the Fund do not offset these changes, the net asset value of the Fund's Shares will also fluctuate in relation to these changes. The various investment techniques employed by the Fund and the different characteristics of particular securities in which the Fund may invest make it very difficult to predict precisely the impact of interest rate and spread changes on the net asset value of the shares.

      MARKET RISK. The market price of securities owned by the Fund may go up or down, sometimes rapidly or unpredictably. Investments may decline in value due to factors affecting markets generally or particular industries represented in the markets. The value of an investment may decline due to general market conditions which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.

      CREDIT RISK. Default refers to the potential for unrecoverable principal and interest loss. The value of the investments purchased by the Fund will depend, in part, upon the creditworthiness of the obligors for payment of principal and interest. If the Fund does not receive scheduled interest or principal payments, the Fund's net asset value may be adversely affected. Additionally, there is no assurance that the investment can be liquidated.

      CONCENTRATION RISK. The Fund may significantly concentrate its positions within a particular sector of the fixed income market and, as such, a particular sector might comprise the vast majority, or all, of the Fund's assets. Conversely, the Fund may not have any investments in certain sectors of the fixed income market. If a particular sector in which the Fund is over allocated versus the benchmark underperforms the benchmark, then the Fund may significantly underperform the benchmark. Conversely, if a particular sector in which the Fund is underallocated versus the benchmark outperforms the benchmark, then Fund may significantly underperform the benchmark.

      LIMITED RECOURSE ON COLLATERAL. The Fund anticipates that a portion of the collateral may contain limitations on recourse against the ultimate borrower. In other cases, recourse against the borrower may be limited by applicable provisions of the laws of the jurisdictions in which the collateral is located or by the selection of remedies and the impact of those laws on that selection. In those cases, in the event of a borrower default, recourse may be limited to only the specific collateral, the value of which may not be sufficient to prevent the Fund from sustaining losses. As to collateral that includes recourse against the borrower and its assets generally, there can be no assurance that such recourse will provide a recovery sufficient to prevent such losses.

      INSURANCE MAY NOT BE SUFFICIENT TO COVER CASUALTIES. The collateral or bond indentures will generally require borrowers thereunder to obtain insurance coverage of the type and in the amount customarily obtained by owners of assets similar to the applicable collateral, including liability and fire and extended coverage in amounts sufficient to permit replacement of such assets in the event of a total loss, subject to applicable deductibles. There are certain types of losses, however, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism and acts of war that may be uninsurable or not economically insurable. Under such circumstances, the insurance proceeds received by the borrower, if any, might not be adequate to restore the collateral. In such event, upon a default under such collateral, there may be insufficient proceeds from the foreclosure sale of such impaired assets to prevent the Fund from incurring losses.

      PREPAYMENTS AND EXTENSIONS. The value of the Fund's investments may be affected by the prepayment rates of the underlying assets. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors and cannot be predicted with certainty. In periods of declining interest rates, prepayments on loans generally increase. In addition, because interest rates have declined, the funds available for reinvestment by the Fund during such periods are likely to be reinvested at lower interest rates than the Fund was earning on the prepaid investments. The types of investments in which the Fund intends to invest may decrease in value as a result of increases in interest rates and may benefit less than other fixed income investments from declining interest rates because of the risk of prepayment. Alternatively, in a rising interest rate environment, investment values may be adversely affected when prepayments on underlying assets do not occur as anticipated, resulting in the extension of the security's effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. Additionally, extensions of balloon maturities may occur when borrowers are unable to refinance borrowings.

      FOREIGN SECURITIES. Foreign securities involve certain inherent risks that are different from those of domestic securities, including political or economic instability of the issuer or the country of issue, changes in foreign currency and exchange rates, and the possibility of adverse changes in investment or exchange control regulations. Currency fluctuations will also affect the net asset value of the Fund irrespective of the performance of the underlying investments in foreign issuers. Typically, there is less publicly available information about a foreign company and foreign companies may be subject to less stringent reserve, auditing and reporting requirements. Many foreign stock markets are not as large or as liquid as those in the United States; fixed commissions on foreign stock exchanges are generally higher than the negotiated commissions on U.S. exchanges; and there is generally less government supervision and regulation of foreign stock exchanges, brokers and companies than in the United States. Foreign governments can also levy confiscatory taxes, expropriate assets and limit repatriations of assets. As a result of these and other factors, foreign securities purchased by the Fund may be subject to greater price fluctuation than securities of U.S. companies. These risks may be more pronounced with respect to investments in emerging markets.

      GEOGRAPHIC CONCENTRATION. To the extent the underlying collateral consists of mortgage loans, repayments by the borrowers and the market value of the mortgaged properties underlying such collateral may be affected by economic conditions in regions where the mortgaged properties are located, conditions in the real estate market where the mortgaged properties are located, changes in the governmental rules and fiscal policies, acts of nature (which may result in uninsured losses) and other factors particular to the locales of the respective mortgaged properties.

      ENVIRONMENTAL RISK. To the extent the collateral consists of mortgage loans, the Fund may become subject to environmental risks when the properties securing such collateral encounter environmental problems. The operating costs and values of these properties may be adversely affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Such laws often impose liability regardless of whether the owner, operator or, in certain cases, mortgagee knows of, or was responsible for, the presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of hazardous substances could exceed the value of the property. The Fund's income could be affected adversely by the existence of an environmental liability with respect to such properties.

      LARGE SHAREHOLDERS. Since the Fund's minimum initial investment is $3 million, the Fund is offered to large institutional holders. If a large holder were to redeem a significant portion of their shares, it could have a negative effect on the Fund's portfolio, potentially causing the Fund performance to be hindered or even the Fund to no longer be viable.

      NON-DIVERSIFIED STATUS UNDER FEDERAL SECURITIES LAWS. The Fund has registered with the Securities and Exchange Commission as a "non-diversified" investment company which enables it to invest more than 5% of its assets in the obligations of any single issuer, subject to the fundamental and non-fundamental restrictions of the Fund and limitations under Subchapter M of the Internal Revenue Code (the "Code") (see "DISTRIBUTIONS AND TAXES - Federal Tax Treatment of the Fund"). As a result of its ability to concentrate its investments in the obligations of a smaller number of issuers, the Fund may be more susceptible than a widely diversified fund to any single economic, political or regulatory occurrence.

      COMMERCIAL MORTGAGE BACKED SECURITIES. Many of the risks of investing in commercial mortgage backed securities reflect the risks of investing in the real estate securing the underlying mortgage loans. These risks reflect the effects of local and other economic conditions on real estate markets, the ability of tenants to make payments, and the ability of a property to attract and retain tenants. Commercial mortgage backed securities may be less liquid and exhibit greater price volatility than other types of mortgage- or asset backed securities.

      With respect to collateral comprised of commercial mortgage loans, because payments of principal and interest on the mortgage loans depends solely on cash flow from the underlying properties, these risks, in turn, result from the risks associated with the direct ownership of real estate. These risks include, among others, national, regional and local economic conditions (which may be adversely impacted by plant closings, industry slowdowns and other factors); local real estate conditions (such as an oversupply of office space, hotel rooms, retail, industrial or other commercial space); changes or continued weakness in specific industry segments; perceptions by prospective tenants and, in the case of retail properties, retailers and shoppers, of the safety, convenience, services and attractiveness of the property; the willingness and ability of the property's owner to provide capable management and adequate maintenance; construction quality, age and design; demographic factors; changes to building or similar codes; and increases in operating expenses (such as energy costs). The historical operating results of the mortgaged properties may not be comparable to future operating results. In addition, other factors may adversely affect the mortgaged properties' value without affecting the net operating income, including changes in governmental regulations, zoning or tax laws, potential environmental or other legal liabilities, the availability of refinancing, and changes in interest rate and cap rate levels.

      While the credit quality of the collateral supporting the CMBS in which the Fund may invest will reflect the perceived appropriateness of future cash flows to meet operating expenses, as a result of any of the factors mentioned above, the underlying commercial properties may not be able to continue to generate income to meet their operating expenses (mainly debt services, lease payments, capital expenditures and tenant improvements). Consequently, the obligors under commercial mortgages may be unable to make payments of interest in a timely fashion, increasing the risk of default on the mortgage loan. In addition, the repayment of the commercial mortgage loans will typically depend upon the future availability of financing and the stability of real estate property values.

      Most commercial mortgage loans are non-recourse obligations of the borrower, meaning that the sole remedy of the lender in the event of a default is to foreclose upon the collateral. As a result, in the event of default by a borrower, the lender has recourse only against the specific property pledged to secure the loan and not against the borrower's other assets. If the borrower is not able or willing to refinance or dispose of the property to pay the principal balance due at maturity, the lender will need to recover the unpaid principal balance of the loan from the value of the property. Factors such as the title to the property, its physical and environmental condition (which may deteriorate during foreclosure proceedings) and financial performance, as well as governmental disclosure requirements with respect to the condition of the property, may make the lender unable to fully recover such amount.

      In addition, certain obligors on underlying collateral may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due under the collateral may be materially adversely affected.

      SINGLE FAMILY MORTGAGE-RELATED SECURITIES. The rate of prepayments on underlying mortgages will affect the price and volatility of a mortgage-related security, and may have the effect of shortening or extending the effective duration of the security relative to what was anticipated at the time of purchase. To the extent that unanticipated rates of prepayment on underlying mortgages increase the effective duration of a mortgage-related security, the volatility of such security can be expected to increase.

      Pools created by non-governmental issuers generally offer a higher rate of interest than government and government-related pools because there are no direct or indirect government or agency guarantees of payments in the former pools. However, timely payment of interest and principal of these pools may be supported by various forms of insurance or guarantees, including individual loan, title, pool and hazard insurance and letters of credit, which may be issued by governmental entities or private insurers. Such insurance and guarantees and the creditworthiness of the issuers thereof will be considered in determining whether a mortgage-related security meets the Trust's investment quality standards. There can be no assurance that the private insurers or guarantors can meet their obligations under the insurance policies or guarantee arrangements.

      In the case of private issue mortgage-related securities whose underlying assets are neither U.S. Government securities nor U.S. Government-insured mortgages, to the extent that real properties securing such assets may be located in the same geographical region, the security may be subject to a greater risk of default than other comparable securities in the event of adverse economic, political or business developments that may affect such region and, ultimately, the ability of residential homeowners to make payments of principal and interest on the underlying mortgages.

      Other mortgage-related securities include, but are not limited to, securities other than those described above that directly or indirectly represent a participation in, or are secured by and payable from, mortgage loans on real property, including mortgage dollar rolls, or stripped mortgage backed securities ("SMBS"). A common type of SMBS will have one class receiving some of the interest and most of the principal from the mortgage assets, while the other class will receive most of the interest and the remainder of the principal. In the most extreme case, one class will receive all of the interest (the "IO" class), while the other class will receive all of the principal (the principal-only or "PO" class). The yield to maturity on an IO class is extremely sensitive to the rate of principal payments (including prepayments) on the related underlying mortgage assets, and a rapid rate of principal payments may have a material adverse effect on the Fund's yield to maturity from these securities. If the underlying mortgage assets experience greater than anticipated prepayments of principal, the Fund may fail to recoup some or all of its initial investment in these securities even if the security is in one of the highest rating categories.

      ASSET BACKED SECURITIES. Asset backed securities generally are securities backed by pools of receivables, loans or bonds, and may include, but are not limited to, collateralized debt obligations, aerospace and defense securities, home equity loan securities, credit card receivable securities, auto loan securities, insurance company guaranteed securities, manufactured housing securities, monoline guaranteed securities, oil and gas services securities, project finance securities, residential `A' mortgage securities, residential `B/C' mortgage securities, restaurant and food services securities and structured settlement securities. Credit risk arises in asset backed securities because of the significant credit risks inherent in the underlying collateral and because the issuers of the underlying collateral are primarily private entities. The structure of an asset backed security and the terms of the investors' interest in the collateral can vary widely depending on the type of collateral, the desires of investors and the use of credit enhancements.
Although the basic elements of all asset backed securities are similar, individual transactions can differ markedly in both structure and execution.
Important determinants of the risk associated with issuing or holding such securities include the process by which principal and interest payments are allocated and down-streamed to investors, how credit losses affect the trust and the return to investors, whether the underlying collateral represents a fixed set of specific assets or accounts, whether any underlying loans are revolving or closed-end, under what terms (including maturity of the instrument) any remaining balance in the accounts may revert to the issuing company and the extent to which the issuing company (the actual source of the collateral assets) is obligated to provide support to the trust/conduit or to the investors. Holders of asset backed securities bear various risks, including credit risks, interest rate risks, market risks, operations risks, structural risks and legal risks. Credit risk generally arises from (1) losses due to defaults by the borrowers in the underlying collateral and (2) the servicer's failure to perform. These two elements can both be present, for example, in the case of a servicer or manager who does not provide adequate credit review scrutiny to the portfolio, leading to higher incidence of defaults. Market risk and structural risk arise from the cash flow characteristics of the security. The cash flow is determined by credit performance, including the presence of early amortization or acceleration features designed to protect some classes of securities in the event that credit losses in the portfolio rise well above expected levels, the rate of prepayments and the allocation of the resulting cash flow. Operations risk arises through the potential for misrepresentation of loan quality or terms by the originating institution, misrepresentation of the nature and current value of the assets by the servicer and inadequate controls over disbursements and receipts by the servicer. Legal risk can arise as a result of the procedures followed in connection with the origination of the mortgage loans or the servicing thereof.

      COLLATERALIZED  DEBT  OBLIGATIONS.   The  risks  of  an  investment  in  a
collateralized debt obligation ("CDO") depend largely on the type of the collateral securities and the class of the CDO in which the Fund invests. Normally, CDOs are privately offered and sold, and thus, are not registered under the securities laws. As a result, investments in CDOs may be characterized by the Fund as illiquid securities, however an active dealer market may exist for CDOs allowing a CDO to qualify for Rule 144A transactions. In addition to the normal risks associated with fixed income securities discussed elsewhere in this SAI and the Fund's Prospectus (e.g., interest rate risk and default risk), CDOs carry additional risks including, but are not limited to: (i) the possibility that distributions from collateral securities will not be adequate to make interest or other payments; (ii) the quality of the collateral may decline in value or default; (iii) the Fund may invest in CDOs that are subordinate to other classes; and (iv) the complex structure of the security may not be fully understood at the time of investment and may produce disputes with the issuer or unexpected investment results.

      BANK OBLIGATIONS. Bank obligations in which the Fund may invest include certificates of deposit, bankers' acceptances, and fixed time deposits from United States banks and foreign banks. Obligations of foreign banks involve somewhat different investment risks than those affecting obligations of United States banks, including the possibilities that their liquidity could be impaired because of future political and economic developments, that their obligations may be less marketable than comparable obligations of United States banks, that a foreign jurisdiction might impose withholding taxes on interest income payable on those obligations, that foreign deposits may be seized or nationalized, that foreign governmental restrictions such as exchange controls may be adopted which might adversely affect the payment of principal and interest on those obligations and that the selection of those obligations may be more difficult because there may be less publicly available information concerning foreign banks or the accounting, auditing and financial reporting standards, practices and requirements applicable to foreign banks may differ from those applicable to United States banks. Foreign banks are not generally subject to examination by any U.S. Government agency or instrumentality.

      LOAN PARTICIPATIONS. When purchasing loan participations, the Fund assumes the credit risk associated with the corporate borrower and may assume the credit risk associated with an interposed bank or other financial intermediary.

      A loan is often administered by an agent bank acting as agent for all holders. A financial institution's employment as agent bank might be terminated in the event that it fails to observe a requisite standard of care or becomes insolvent. A successor agent bank would generally be appointed to replace the terminated agent bank, and assets held by the agent bank under the loan agreement should remain available to holders of such indebtedness. However, if assets held by the agent bank for the benefit of the Fund were determined to be subject to the claims of the agent bank's general creditors, the Fund might incur certain costs and delays in realizing payment on a loan or loan participation and could suffer a loss of principal and/or interest. In situations involving other interposed financial institutions (e.g., an insurance company or governmental agency) similar risks may arise.

      If the Fund does not receive scheduled interest or principal payments on indebtedness, the Fund's share price and yield could be adversely affected. Loans that are fully secured offer the Fund more protection than an unsecured loan in the event of non-payment of scheduled interest or principal. However, there is no assurance that the liquidation of collateral from a secured loan would satisfy the corporate borrower's obligation, or that the collateral can be liquidated.

      Indebtedness of companies whose creditworthiness is poor involves substantially greater risks, and may be highly speculative. Some companies may never pay off their indebtedness, or may pay only a small fraction of the amount owed. Consequently, when investing in indebtedness of companies with poor credit, the Fund bears a substantial risk of losing the entire amount invested.

      Loans and other types of direct indebtedness may not be readily marketable and may be subject to restrictions on resale. In some cases, negotiations involved in disposing of indebtedness may require weeks to complete. Consequently, some indebtedness may be difficult or impossible to dispose of readily at what the Adviser believes to be a fair price.

      Investments in loans through a direct assignment of the financial institution's interests with respect to the loan may involve additional risks to the Fund. For example, if a loan is foreclosed, the Fund could become part owner of any collateral, and would bear the costs and liabilities associated with owning and disposing of the collateral. In addition, it is conceivable that under emerging legal theories of lender liability, the Fund could be held liable as co-lender. It is unclear whether loans and other forms of direct indebtedness offer securities law protections against fraud and misrepresentation. In the absence of definitive regulatory guidance, the Fund relies on the Adviser's research in an attempt to avoid situations where fraud or misrepresentation could adversely affect the Fund.

      CORPORATE DEBT SECURITIES. Corporate debt securities will bear industry-specific risk (where a particular industry weakens and spreads widen) as well as specific company risk related to a borrower's ability to pay interest and principal. This risk may be due to a particular event or deterioration of fundamentals.

      UNSECURED SECURITIES. Unsecured securities issued by corporate, trust and other entities, often are subordinated to certain other obligations of the issuers thereof. Adverse changes in the financial condition of the issuer, with business sectors related to the issuer or general economic factors may impair the ability of the issuer to make payments of principal and interest. Additionally, the severity of the loss associated with the default of a corporate security is often significantly higher than that of investments back by collateral.

      HIGH YIELD SECURITIES ("JUNK BONDS"). Investments rated below investment grade that are eligible for purchase by the Fund are described as "speculative" by both Moody's and S&P. Investment in lower rated securities ("high yield securities" or "junk bonds") generally provides greater income and increased
opportunity  for  capital   appreciation  than  investments  in  higher  quality
securities, but they also typically entail greater price volatility and principal and income risk. These high yield securities are regarded as predominantly speculative with respect to the issuer's continuing ability to meet principal and interest payments. Analysis of the creditworthiness of issuers of debt securities that are high yield may be more complex than for issuers of higher quality debt securities.

      High yield securities may be more susceptible to real or perceived adverse economic and competitive industry conditions than investment grade securities. The prices of high yield securities have been found to be less sensitive to interest-rate changes than higher-rated investments, but more sensitive to adverse economic downturns or individual corporate developments. A projection of an economic downturn or of a period of rising interest rates, for example, could cause a decline in high yield security prices because the advent of a recession could lessen the ability of a highly leveraged company to make principal and interest payments on its debt securities. If an issuer of high yield securities defaults, in addition to risking payment of all or a portion of interest and principal, the Fund may incur additional expenses to seek recovery. In the case of high yield securities structured as zero-coupon or pay-in-kind securities, their market prices are affected to a greater extent by interest rate changes, and therefore tend to be more volatile than securities which pay interest periodically and in cash.

      The secondary market on which high yield securities are traded may be less liquid than the market for higher grade securities. Less liquidity in the secondary trading market could adversely affect the price at which the Fund could sell a high yield security, and could adversely affect the daily net asset value of the shares. Adverse publicity and investor perceptions, whether or not based on fundamental analysis, may decrease the values and liquidity of high yield securities, especially in a thinly-traded market. When secondary markets for high yield securities are less liquid than the market for higher grade securities, it may be more difficult to value the securities because such valuation may require more research, and elements of judgment may play a greater role in the valuation because there is less reliable, objective data available.

      The use of credit ratings as the sole method of evaluating high yield securities can involve certain risks. For example, credit ratings evaluate the safety of principal and interest payments, not the market value risk of high yield securities. Also, credit rating agencies may fail to change credit ratings in a timely fashion to reflect events since the security was last rated. The Adviser does not rely solely on credit ratings when selecting securities for the Fund, and develops its own independent analysis of issuer credit quality. If a credit rating agency changes the rating of a portfolio security held by the Fund, the Fund may retain the portfolio security if the Adviser deems it in the best interest of shareholders.

      Additionally, the servicer of the underlying collateral may not have the same incentive to exercise remedies with respect to defaulted collateral as would the holders of the subordinate classes who would experience loss as a result of such defaulted collateral earlier than the holders of the more senior classes. Accordingly, the underlying collateral may not be serviced in a manner that is most advantageous to the Fund as the holder of a subordinate class.

      Certain of securities that the Fund will acquire will include interests that have not been registered under the Securities Act or other applicable relevant securities laws, resulting in a prohibition against transfer, sale, pledge or other disposition of such securities except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws. Thus, these restrictions may limit the ability of the Fund to transfer, sell, pledge or otherwise dispose of certain investments in response to changes in economic and other conditions.

      VARIABLE AND FLOATING RATE SECURITIES. Variable and floating rate securities provide for a periodic adjustment in the interest rate paid on the obligations. The Fund may invest in floating rate debt instruments ("floaters") and engage in credit spread trades. Floaters provide the Fund with a certain degree of protection against rises in interest rates, but the Fund will participate in any declines in interest rates as well. The interest rate on an inverse floater resets in the opposite direction from the market rate of interest to which the inverse floater is indexed. An inverse floating rate security may exhibit greater price volatility than a fixed rate obligation of similar credit quality.

      INDEXED BONDS. Indexed bonds are fixed income securities whose principal value is periodically adjusted according to an index. If the periodic adjustment rate measuring the index falls, the principal value of the indexed bonds will be adjusted downward, and consequently the interest payable on these securities (calculated with respect to a smaller principal amount) will be reduced. Repayment of the original bond principal upon maturity (as adjusted based on the index) is guaranteed in the case of U.S. Treasury inflation-indexed bonds, even during a period of deflation. However, the current market value of the bonds is not guaranteed, and will fluctuate. The Fund may also invest in other inflation related bonds which may or may not provide a similar guarantee. If a guarantee of principal is not provided, the adjusted principal value of the bond repaid at maturity may be less than the original principal.

      The value of inflation-indexed bonds is expected to change in response to changes in real interest rates. Real interest rates in turn are tied to the relationship between nominal interest rates and the rate of inflation. Therefore, if inflation were to rise at a faster rate than nominal interest rates, real interest rates might decline, leading to an increase in value of inflation-indexed bonds. In contrast, if nominal interest rates increased at a faster rate than inflation, real interest rates might rise, leading to a decrease in value of inflation-indexed bonds.

      EVENT-LINKED BONDS. If a trigger event causes losses exceeding a specific amount and time period specified in a bond, the Fund may lose a portion or all of its principal invested in a bond which is event-linked. If no trigger event occurs, the Fund will recover its principal plus interest. For some event-linked bonds, the trigger event or losses may be based on company-wide losses, index-portfolio losses, industry indices, or readings of scientific instruments rather than specified actual losses. Often the event-linked bonds provide for extensions of maturity that are mandatory, or optional at the discretion of the issuer, in order to process and audit loss claims in those cases where a trigger event has, or possibly has, occurred. An extension of maturity may increase volatility. In addition to the specified trigger events, event-linked bonds may also expose the Fund to certain unanticipated risks including but not limited to issuer risk, credit risk, counterparty risk, adverse regulatory or jurisdictional interpretations, and adverse tax consequences.

      Event-linked bonds are a relatively new type of financial instrument. As such, there is no significant trading history of these securities, and there can be no assurance that a liquid market in these instruments will develop. See "Illiquid Securities" below. Lack of a liquid market may impose the risk of higher transaction costs and the possibility that the Fund may be forced to liquidate positions when it would not be advantageous to do so. Event-linked bonds are typically rated, and the Fund will only invest in catastrophe bonds that meet the credit quality requirements for the Fund.

      FOREIGN SECURITIES. Investment in sovereign debt can involve a high degree of risk. The governmental entity that controls the repayment of sovereign debt may not be able or willing to repay the principal and/or interest when due in accordance with the terms of the debt.

      Securities traded in certain emerging market countries, including the emerging market countries in Eastern Europe, may be subject to risks in addition to risks typically posed by international investing due to the inexperience of financial intermediaries, the lack of modern technology, and the lack of a sufficient capital base to expand business operations.

      DERIVATIVE INSTRUMENTS. The value of some derivative instruments in which the Fund invest may be particularly sensitive to changes in prevailing interest rates and prepayment rates, and, like the other investments of the Fund, the ability of the Fund to successfully utilize these instruments may depend in part upon the ability of the Adviser to forecast interest rates and other economic factors correctly. If the Adviser incorrectly forecasts such factors and has taken positions in derivative instruments contrary to prevailing market trends, the Fund could be exposed to the risk of loss.

      While some strategies involving derivative instruments can reduce the risk of loss, they can also reduce the opportunity for gain or even result in losses by offsetting favorable price movements in related investments or otherwise, due to the possible inability of the Fund to purchase or sell a portfolio security at a time that otherwise would be favorable or the possible need to sell a portfolio security at a disadvantageous time because the Fund is required to maintain asset coverage or offsetting positions in connection with transactions in derivative instruments, and the possible inability of the Fund to close out or to liquidate its derivatives positions. In addition, the Fund's use of such instruments may cause the Fund to realize higher amounts of short-term capital gains (generally taxed at ordinary income tax rates) than if it had not used such instruments. If the Fund gains exposure to an asset class using derivative instruments backed by a collateral portfolio of fixed income instruments, changes in the value of the fixed income instruments may result in greater or lesser exposure to that asset class than would have resulted from a direct investment in securities comprising that asset class.

      There are several risks associated with transactions in options. For example, there are significant differences between the securities and options markets that could result in an imperfect correlation between these markets, causing a given transaction not to achieve its objectives. A decision as to whether, when and how to use options involves the exercise of skill and judgment, and even a well-conceived transaction may be unsuccessful to some degree because of market behavior or unexpected events.

      There can be no assurance that a liquid market will exist when the Fund seeks to close out an option position. If the Fund were unable to close out an option that it had purchased on a security, it would have to exercise the option in order to realize any profit or the option may expire worthless. If the Fund were unable to close out a covered call option that it had written on a security, it would not be able to sell the underlying security unless the option expired without exercise. As the writer of a covered call option, the Fund forgoes, during the option's life, the opportunity to profit from increases in the market value of the security covering the call option above the sum of the premium and the exercise price of the call.

      If trading were suspended in an option purchased by the Fund, the Fund would not be able to close out the option. If restrictions on exercise were imposed, the Fund might be unable to exercise an option it has purchased. Except to the extent that a call option on an index written by the Fund is covered by an option on the same index purchased by the Fund, movements in the index may result in a loss to the Fund; however, such losses may be mitigated by changes in the value of the Fund's securities during the period the option was outstanding.

      There are several risks associated with the use of futures contracts and futures options as hedging techniques. A purchase or sale of a futures contract may result in losses in excess of the amount invested in the futures contract. There can be no guarantee that there will be a correlation between price movements in the hedging vehicle and in the Fund securities being hedged. In addition, there are significant differences between the securities and futures markets that could result in an imperfect correlation between the markets, causing a given hedge not to achieve its objectives. The degree of imperfection of correlation depends on circumstances such as variations in speculative market demand for futures and futures options on securities, including technical influences in futures trading and futures options, and differences between the financial instruments being hedged and the instruments underlying the standard contracts available for trading in such respects as interest rate levels, maturities, and creditworthiness of issuers. A decision as to whether, when and how to hedge involves the exercise of skill and judgment, and even a well-conceived hedge may be unsuccessful to some degree because of market behavior or unexpected interest rate trends.

      There can be no assurance that a liquid market will exist at a time when the Fund seeks to close out a futures or a futures option position, and that Fund would remain obligated to meet margin requirements until the position is closed. In addition, many of the contracts discussed above are relatively new instruments without a significant trading history. As a result, there can be no assurance that an active secondary market will develop or continue to exist.

      WHEN-ISSUED, DELAYED DELIVERY AND FORWARD COMMITMENT TRANSACTIONS. When purchasing a security on a when-issued, delayed delivery, or forward commitment basis, the Fund assumes the rights and risks of ownership of the security, including the risk of price and yield fluctuations, and takes such fluctuations into account when determining its net asset value. Because the Fund is not required to pay for the security until the delivery date, these risks are in addition to the risks associated with the Fund's other investments. If the Fund remains substantially fully invested at a time when when-issued, delayed delivery, or forward commitment purchases are outstanding, the purchases may result in a form of leverage.

      When the Fund has sold a security on a when-issued, delayed delivery, or forward commitment basis, the Fund does not participate in future gains or losses with respect to the security. If the other party to a transaction fails to deliver or pay for the securities, the Fund could miss a favorable price or yield opportunity or could suffer a loss. The Fund may dispose of or renegotiate a transaction after it is entered into, and may sell when-issued, delayed delivery or forward commitment securities before they are delivered, which may result in a capital gain or loss. There is no percentage limitation on the extent to which the Fund may purchase or sell securities on a when-issued, delayed delivery, or forward commitment basis.

      ILLIQUID SECURITIES. The Fund may invest up to 15% of its net assets in securities that lack an established secondary trading market or are otherwise considered illiquid. Liquidity of a security refers to the ability to easily dispose of securities and the price to be obtained, and does not relate to the credit risk or likelihood of receipt of cash at maturity. Illiquid securities may trade at a discount from comparable, more liquid investments and at times there may be no market at all.

      Illiquid securities may include privately placed securities, which are sold directly to a small number of investors, usually institutions. Unlike public offerings, such securities are not registered under the federal securities laws. Although certain of these securities may be readily sold, others may be illiquid, and their sale may involve substantial delays and additional costs.

      OTHER INVESTMENT MANAGEMENT TECHNIQUES. The Fund intends to enter into hedging transactions primarily to protect itself from the effect of interest rate fluctuations relative to its benchmark and also to protect its portfolio of assets from interest rate and prepayment rate fluctuations. There can be no assurance that the Fund's hedging activities, including use of U.S. Treasury securities, swaps, options on such instruments and caps and floors will have the desired beneficial impact on the Fund's results of operation or financial condition. Moreover, no hedging activity can completely insulate the Fund from the risks associated with changes in interest rates and prepayment rates. The Fund's performance may be affected adversely if the Fund fails to limit the effects of changes in its operations by employing an effective hedging strategy. Hedging involves risk and typically involves costs, including transaction costs. Such costs increase dramatically as the period covered by the hedging increases and during periods of rising or volatile interest rates. The Fund may increase its hedging activities, and, thus, increase its hedging costs, during such periods when interest rates are volatile or rising. Losses on a hedge position may reduce the Fund's net asset value. There may be no perfect hedge for any investment and a hedge may not perform its intended purpose of offsetting losses on an investment.

      COUNTERPARTY RISK. Although the Fund intends to enter into transactions only with counterparties the Fund believes to be financially sound and to monitor the financial soundness of such parties on a periodic basis, the Fund will be exposed to the risk that the counterparties with which the Fund trades may become financially unsound or insolvent. If a counterparty ceases making markets and quoting prices, the Fund may suffer from adverse consequences. In addition, the Fund may be subject to the risk of trading halts, suspensions, exchange or clearing house equipment failure, insolvency of a brokerage firm or other disruptions of normal trading activities.

      REDEMPTIONS. As an open-end fund, the Fund is required to redeem its shares if so requested by shareholders. Subject to the Fund's "redemptions in-kind" policy, if the Fund is required to sell assets to pay redemptions, such "forced" sales may prevent the Fund from receiving the same value for such assets as would have been received if the assets had been sold over an orderly period of time, reducing the net asset value of the Fund. Also, such sales may cause the Fund to realize capital gains in excess of the gains that otherwise would have been distributed to the Fund's shareholders in such year. Such capital gains distributions will be taxable to certain shareholders.

      Also, apart from any redemption fee payable to the Fund, shareholders receiving securities in-kind may receive less than their redemption value and/or incur transaction costs when selling such securities in the secondary market. These risks will be increased should the Fund distribute "illiquid" securities in connection with such in-kind redemption. See "Redemption of Shares" below. Furthermore, because a redemption in-kind may result in a shareholder receiving an "odd lot" of a security (i.e., an amount of such security that is below the minimum unit quantity at which such security typically trades), the shareholder may face increased difficulty in liquidating such security for its redemption value. As a result, shareholders are encouraged to contact the Fund's Adviser regarding redemptions as early as possible. This request may allow securities to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than "in-kind". Regardless of such notice, there is no guaranty that the Fund's adviser will have the ability to sell securities in advance in order to pay redemptions in cash.

      FAILURE TO MAINTAIN QUALIFICATION UNDER INVESTMENT COMPANY ACT OR SUBCHAPTER M OF THE INTERNAL REVENUE CODE. The Fund intends to operate in a manner so as to qualify as a registered investment company under the 1940 Act and a regulated investment company under Subchapter M of the Code. The Adviser will use its best efforts to ensure that the Fund maintains such qualifications. If the Fund were to fail to qualify as a regulated investment company, the Fund may become subject to federal income tax on its taxable income at regular corporate rates. Any such corporate tax liability may be substantial and would reduce the amount of cash available for distribution to Shareholders and have a materially adverse impact on the Fund's net asset value.

      LIMITATION ON LIABILITY OF TRUSTEES AND OFFICERS. The Fund's Trust agreement contains provisions which, subject to certain exceptions, limits the liability of the Trustees and officers of the Fund to the Fund or to its Shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent that it is proved that the trustee or officer actually received an improper benefit or profit or to the extent that it is found that the act or omission of the trustee or officer resulted from deliberate dishonesty.

                                   THE ADVISER

ADVISORY AGREEMENT


      ING Clarion Capital, LLC (the "Adviser") provides investment advisory services as the investment adviser of the Fund. As of December 31, 2006, the Adviser has $2.9 billion under management in various accounts using various strategies in the fixed income market.


      Pursuant to an Investment Advisory Agreement between the Fund and the Adviser (the "Advisory Agreement"), the Adviser receives an annual advisory fee of 0.25% of the average net assets of the Fund. These fees, described in the Prospectus under "Investment Advisory Agreement," are accrued daily and paid quarterly. To limit the expenses of the Fund during its early years of operation, the Adviser has separately agreed to a fee cap and expense reimbursement, which (other than with respect to organizational expenses) the Adviser may recover in later years. To the extent the Fund's expenses exceed 0.50% of its average daily net assets, calculated on an annualized basis, the Adviser has agreed to waive its advisory fees and, if necessary, reimburse the Fund for any such excess. Out-of-pocket due diligence and other expenses incurred by the Adviser in directly managing the Fund's investments (which may include, but will not be limited to, legal, appraisal, environmental and site visit expenses) will not be included as fund operating expenses for purposes of calculating a management fee waiver, if any. The same principles will apply to any fees or discounts collected (or credited against the purchase price of an investment) by the Fund as part of its investment activities such that they will not be credited against Fund operating expenses for purposes of calculating a management fee waiver. The Adviser may recover any fees waived or expenses reimbursed in the three years previous to such recovery, if such recovery does not cause the Fund to exceed such limitation. The waiver agreement will continue until September 30, 2007 unless extended by the Adviser. The Fund will pay no interest, carrying or finance charge with respect to any reimbursed expenses that are subsequently recovered by the Adviser.


      For the fiscal years ended October 31 2006, October 31, 2005 and October 31, 2004, the Fund incurred advisory fees of $415,134, $398,108 and $340,369 respectively and the Adviser waived advisory fees due from the Fund in the amount of $0, $0 and $0 respectively.


      The Advisory Agreement will continue in effect for a period of more than two years from the date of execution only so long as such continuance is specifically approved at least annually in conformity with the 1940 Act. In determining whether to approve the continuance of the Advisory Agreement, the Fund's Trustees will use their reasonable business judgment to decide, among other things, whether the Agreement benefits the Shareholders and is reasonable under the circumstances, and whether the compensation paid by the Fund is reasonable.

      The Advisory Agreement provides that the Adviser will not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which the Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or a material breach of duty. The Advisory Agreement provides that it will terminate automatically if assigned, within the meaning of the 1940 Act, and that it may be terminated without penalty by either party upon not more than 60 days nor less than 30 days written notice.

                          THE FUND'S PORTFOLIO MANAGERS

      Mr. Daniel Heflin and Mr. Stephen Baines are the portfolio managers of the Fund. The two share primary responsibility for the Fund's day-to-day management.


      As of December 31, 2006, Mr. Heflin and Mr. Baines are primarily responsible for the day-to-day management of two registered investment companies (including the Fund) with assets of approximately $649 million, seven pooled investment vehicles with assets of approximately $1.64 billion, and five accounts with assets of approximately $590 million. As to these other accounts, the Adviser receives a performance-based fee with respect to $0 of the assets of the registered investment companies, $422 million of the assets of the other pooled investment vehicles, and $0 of the assets of the other accounts.

      Mr. Heflin's and Mr. Baines's current annual compensation is a combination of a fixed annual salary and a discretionary bonus which is based on the profits earned by the Adviser with respect to all its accounts, including the Fund for that year.


      As of December 31, 2006, Mr. Heflin and Mr. Baines each hold Fund shares valued at less than $10,000.


      As already noted, Mr. Heflin and Mr. Baines serve as portfolio managers to other clients that may utilize investment programs substantially similar to that of the Fund. In addition, the Adviser currently serves as investment adviser to other registered investment companies, unregistered investment companies and accounts (including accounts of affiliates), some of which provide for incentive compensation (such as performance fees). Consequently, the Adviser's investment management activities, including those directed by Mr. Heflin and Mr. Baines, may present conflicts between the interests of the Fund and those of the Adviser and potentially among the interests of various accounts managed by the Adviser, principally with respect to allocation of investment opportunities among similar strategies. Although the Adviser has adopted allocation procedures intended to provide for equitable treatment of all accounts, it is possible that unforeseen or unusual circumstances may arise requiring case-by-case treatment. The allocation procedures generally contemplate like treatment for like accounts, with exceptions for various special considerations, including an account's tax position, cash management requirements, concentration tolerance or minimum investment size policies.

                              TRUSTEES AND OFFICERS


      The Fund is governed by a Board of Trustees responsible for setting broad policies to be implemented by the officers that they select. These officers manage the day-to-day operations of the Fund. The following is a list of the Trustees and Officers of the Fund and information relating to their involvement with the Fund.

      Unless otherwise noted, the address of all Trustees and Officers is c/o Clarion Total Return Fund, 230 Park Avenue, New York, NY 10169. The "Fund Complex" referred to throughout this section of the SAI consists of the Fund, Clarion Value Fund Master, LLC and Clarion Value Fund, Inc. (ING Clarion Investors LLC is not a part of the Fund Complex because it is neither held out as a related company nor does it have a common investment adviser.)

                                                   INDEPENDENT TRUSTEES*


------------------------------------------------------------------------------------------------------------------------
                                                                                     NUMBER OF
                                                                                    PORTFOLIOS
     NAME, ADDRESS                                                                    IN FUND
        AND AGE            POSITION(S)   TERM OF OFFICE          PRINCIPAL            COMPLEX      OTHER TRUSTEESHIPS/
                            HELD WITH     AND LENGTH OF    OCCUPATION(S) DURING     OVERSEEN BY     TRUSTEESHIPS HELD
                              FUND         TIME SERVED         PAST 5 YEARS           TRUSTEE          BY TRUSTEE
------------------------------------------------------------------------------------------------------------------------
S. Leland Dill            Trustee        Until death,     Advisory Board Member          3        Clarion Value Fund
                                         resignation or   Hedgeforum, Citicorp                    Master, LLC; Clarion
(age 76)                                 removal; since   Hedge Fund Portfolios                   Value Fund, Inc.;
                                         September 2005   (2005 to present);                      ING Clarion
                                                          retired in 1986 as                      Investors LLC;
                                                          Partner-in-charge of                    Phoenix Funds (50
                                                          Investment Services                     portfolios) (1989 to
                                                          Practice at KMPG, LLP                   present); Scudder
                                                                                                  Investments (51
                                                                                                  portfolios) (1986 to
                                                                                                  2005); Coutts (USA)
                                                                                                  International (50
                                                                                                  portfolios) (1992 to
                                                                                                  2000); Coutts Trust
                                                                                                  Holdings (50
                                                                                                  portfolios) (1991 to
                                                                                                  1999); Coutts Group
                                                                                                  (50 portfolios)
                                                                                                  (1994 to 1999)
------------------------------------------------------------------------------------------------------------------------
Steven N.  Fayne          Trustee        Until death,     Managing Director,             3        Clarion Value Fund
                                         resignation or   Capmark Finance Inc.;                   Master, LLC; Clarion
(age 55)                                 removal; since   Formerly, Managing                      Value Fund, Inc.;
                                         July 2002        Director, ARCS                          ING Clarion
                                                          Affordable Housing                      Investors LLC
------------------------------------------------------------------------------------------------------------------------
I.  Trevor Rozowsky       Trustee        Until death,     Executive Vice President,      3        Clarion Value Fund
                                         resignation or   Lydian Trust Company;                   Master, LLC; Clarion
(age 45)                                 removal; since   President and Chief                     Value Fund, Inc.; ING
                                         formation June   Executive Officer, Lydian               Clarion Investors LLC
                                         2002             Private Bank; Formerly,
                                                          Senior Vice President,
                                                          Ocwen Financial
                                                          Corporation
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
James Webb                Trustee        Until death,     Independent consultant to      3        Clarion Value Master
                                         resignation or   hedge funds; Founder                    Fund, LLC; Clarion
(age 45)                                 removal; since   principal of GlobeOp                    Value Fund Inc.; ING
                                         September 2005   Financial Services, LLC                 Clarion Investors LLC;
                                                                                                  Rubicon Master Fund (4
                                                                                                  feeder portfolios);
                                                                                                  Rubicon Quantitative
                                                                                                  Strategies Master Fund
                                                                                                  (2 feeder portfolios);
                                                                                                  GSA Capital
                                                                                                  International Master
                                                                                                  Fund, Ltd. (3 feeder
                                                                                                  portfolios); GSA
                                                                                                  Capital Macro Master
                                                                                                  Fund Ltd. (2 feeder
                                                                                                  portfolios); GSA
                                                                                                  Capital GMN Master
                                                                                                  Fund Limited (3 feeder
                                                                                                  portfolios)
------------------------------------------------------------------------------------------------------------------------


* Not "interested persons" within the meaning of Section 2(a)(19) of the 1940 Act.

                              INTERESTED TRUSTEES*


------------------------------------------------------------------------------------------------------------------------
                                                                                     NUMBER OF
                                                                                    PORTFOLIOS
     NAME, ADDRESS                                                                    IN FUND
        AND AGE            POSITION(S)   TERM OF OFFICE          PRINCIPAL            COMPLEX      OTHER TRUSTEESHIPS/
                            HELD WITH     AND LENGTH OF    OCCUPATION(S) DURING     OVERSEEN BY     TRUSTEESHIPS HELD
                              FUND         TIME SERVED         PAST 5 YEARS           TRUSTEE          BY TRUSTEE
------------------------------------------------------------------------------------------------------------------------
Daniel Heflin**           President      Until death,     President, ING Clarion         3        Clarion Value Fund
                          and Trustee    resignation or   Capital, LLC                            Master, LLC; Clarion
(age 43)                                 removal; since                                           Value Fund, Inc.
                                         formation June
                                         2002
------------------------------------------------------------------------------------------------------------------------


*     "Interested  persons"  within the meaning of Section  2(a)(19) of the 1940
      Act.

**    Mr. Heflin is an officer of the Adviser.



*     "Interested  persons"  within the meaning of Section  2(a)(19) of the 1940
      Act.

                                    OFFICERS


----------------------------------------------------------------------------------------------------------------------
   NAME, ADDRESS       POSITION(S) HELD   TERM OF OFFICE AND LENGTH OF         PRINCIPAL OCCUPATION(S) DURING
      AND AGE             WITH FUND                TIME SERVED                          PAST 5 YEARS
----------------------------------------------------------------------------------------------------------------------
Daniel Heflin         President, Trustee  Until death, resignation or    President and CEO, ING Clarion Capital, LLC
                                          removal, since formation
(age 43)                                  June 2002
----------------------------------------------------------------------------------------------------------------------
Stephen Baines        Vice President      Until death, resignation or    Chief Investment Officer, ING Clarion
                                          removal; since formation June  Capital, LLC; Formerly, Founding Partner,
(age 45)                                  2002                           James Howard, LP
----------------------------------------------------------------------------------------------------------------------
Joanne M. Vitale      Vice President      Until death, resignation or    Director, ING Clarion Partners, LLC;
                                          removal; since formation June  Formerly, Senior Vice President, ING Clarion
(age 50)                                  2002                           Partners, LLC; Vice President, ING Clarion
                                                                         Partners, LLC
----------------------------------------------------------------------------------------------------------------------
Jerry Chang           Chief  Compliance   Until death, resignation or    Chief Compliance Officer and Chief Financial
                      Officer             removal; since May 2005        Officer, ING Clarion Capital, LLC; Formerly,
(age 40)                                                                 Vice President, Strategic Value Partners, LLC
----------------------------------------------------------------------------------------------------------------------

      The following tables set forth information regarding compensation of Trustees by the Fund for the fiscal year ended October 31, 2006. Officers of the Fund and Interested Trustees do not receive any compensation from the Fund.


                              INDEPENDENT TRUSTEES


---------------------------------------------------------------------------------------------------------------------
                                                                                                   TOTAL COMPENSATION
     NAME OF PERSON,            AGGREGATE       PENSION OR RETIREMENT      ESTIMATED ANNUAL        FROM FUND AND FUND
        POSITION               COMPENSATION      BENEFITS ACCRUED AS         BENEFITS UPON          COMPLEX PAID TO
                                FROM FUND       PART OF FUND EXPENSES         RETIREMENT                TRUSTEES
---------------------------------------------------------------------------------------------------------------------
Stephen C. Asheroff *,         $2,500           $0                         $0                       $7,500
Trustee
---------------------------------------------------------------------------------------------------------------------
S. Leland Dill, Trustee        $5,000           $0                         $0                      $15,000
---------------------------------------------------------------------------------------------------------------------
Steven N. Fayne, Trustee       $5,000           $0                         $0                      $15,000
---------------------------------------------------------------------------------------------------------------------
I. Trevor Rozowsky,            $5,000           $0                         $0                      $15,000
Trustee
---------------------------------------------------------------------------------------------------------------------
James Webb, Trustee            $5,000           $0                         $0                      $15,000
---------------------------------------------------------------------------------------------------------------------

* Mr. Asheroff resigned as a Director in May of 2006.

                               INTERESTED TRUSTEES

---------------------------------------------------------------------------------------------------------------------
                                                PENSION OR RETIREMENT      ESTIMATED ANNUAL        TOTAL COMPENSATION
 NAME OF PERSON, POSITION       AGGREGATE        BENEFITS ACCRUED AS         BENEFITS UPON         FROM FUND AND FUND
                               COMPENSATION     PART OF FUND EXPENSES         RETIREMENT            COMPLEX PAID TO
                                FROM FUND*                                                              TRUSTEES
---------------------------------------------------------------------------------------------------------------------
Daniel Heflin, President            $0                   $0                       $0                       $0
and Trustee
---------------------------------------------------------------------------------------------------------------------


      The following table sets forth information regarding ownership by the Trustees of the Fund of equity securities of the Fund as of December 31, 2006. Dollar ranges of ownership are indicated as follows: A = None; B = $1 to $10,000; C = $10,001 to $50,000; D = $50,001 to $100,000; E = over $100,000.


                              INDEPENDENT TRUSTEES


-------------------------------------------------------------------------------------------------------------------------
            (1)                                  (2)                                             (3)
-------------------------------------------------------------------------------------------------------------------------
      NAME OF TRUSTEE             DOLLAR RANGE OF EQUITY SECURITIES        AGGREGATE DOLLAR RANGE OF EQUITY SECURITIES IN
                                              IN THE FUND                   ALL FUNDS IN FUND COMPLEX OVERSEEN BY TRUSTEE
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
S. Leland Dill                                    A                                               A
-------------------------------------------------------------------------------------------------------------------------
Steven N. Fayne                                   A                                               A
-------------------------------------------------------------------------------------------------------------------------
I. Trevor Rozowsky                                A                                               A
-------------------------------------------------------------------------------------------------------------------------
James Webb                                        A                                               A
-------------------------------------------------------------------------------------------------------------------------


                               INTERESTED TRUSTEES

-------------------------------------------------------------------------------------------------------------------------
            (1)                                  (2)                                             (3)
-------------------------------------------------------------------------------------------------------------------------
      NAME OF TRUSTEE             DOLLAR RANGE OF EQUITY SECURITIES        AGGREGATE DOLLAR RANGE OF EQUITY SECURITIES IN
                                              IN THE FUND                   ALL FUNDS IN FUND COMPLEX OVERSEEN BY TRUSTEE
-------------------------------------------------------------------------------------------------------------------------
Daniel Heflin                                     B                                               E
-------------------------------------------------------------------------------------------------------------------------


      There were four meetings of the Board of Trustees held during the fiscal year ended October 31, 2006. For that period, each current Trustee attended at least seventy-five percent of the aggregate number of meetings of the Board and of any committee on which he or she served.

      Each Trustee serves as a director of three other registered investment companies: Clarion Value Fund, Inc., Clarion Value Fund Master, LLC (also managed by the Adviser) and ING Clarion Investors LLC (internally managed, no investment adviser).

      The Board of Trustees has a standing committee devoted to review of the Fund's audit functions and its independent registered public accounting firm, which met twice during the fiscal year ended October 31, 2006. This Audit Committee reviews the contract between the Fund and its independent registered public accounting firm, recommends the continuation or termination of the contract with the independent registered public accounting firm, oversees the Fund's accounting and financial reporting policies, procedures and internal controls and generally acts as a liaison with the independent registered public accounting firm. The Audit Committee consists of the Independent Trustees.

      Trustees of the Fund who are not affiliated persons of the Fund will be compensated by the Fund by payment of an annual retainer of $3,000 each, and in addition the Fund will pay an attendance fee of $500 per meeting, plus any out of pocket expenses related to attending the meeting. The Fund also pays certain out-out-pocket expenses of these Trustees, including travel expenses related to attendance at Trustees' meetings.

      Trustees, Officers and employees of the Fund and the Adviser are permitted to engage in personal securities transactions subject to the restrictions and procedures contained in the Codes of Ethics of the Fund and the Adviser (each of which was approved by the Board of Trustees of the Fund). In general, the Codes of Ethics preclude these individuals from trading for their personal accounts in the same securities as are being traded for the Fund.

PROXY VOTING GUIDELINES

      The Adviser does not invest in the equity securities of any company. However, it does invest in fixed income securities where votes may occur. Fixed-income security holders generally do not have the power to vote regarding routine corporate administrative matters, such as the appointment or election of directors. However, the Adviser may for example be asked to vote (a) when a fixed-income security in a client's portfolio is in default, (b) as agent of the security owner on a creditor's committee, (c) to accelerate the maturity of a defaulted security, (d) to consent to a proposed modification or waiver in a debt instrument's terms, or (e) to approve, on behalf of the security owner, amendments to a trust indenture or a change in trustees.

      In voting securities by proxy for its clients, the Adviser shall vote in a manner that the Adviser determines, in its discretion, is in the best interest of the clients and consistent with the Adviser's duty of care and loyalty to its clients. The Adviser will generally vote for proposals that maximize the value of the security. The factors considered by the Adviser will vary from security to security and from client to client, and may include market information, liquidity, the debtor's financial situation, the industry, and the client's investment guidelines. The Adviser will also follow any voting guidelines that have been expressly agreed upon in the client's advisory contract.

      The Adviser will address conflicts of interests between its interests and those of its clients or between its clients by a committee to include the Adviser's President, the portfolio managers, and the Chief Compliance Officer. (If the Adviser determines there is no conflict of interest, the proxy will be voted by the portfolio managers.) For example, if a client portfolio holds a defaulting bond whose issuer is negotiating financing with a financial institution that the Adviser has a business relationship or counter-party relationship with, the committee will review the voting action, and if it determines that no true conflict is present it will approve the proxy vote.

      Information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available (1) without charge, upon request, by calling the Fund collect at (212) 883-2500; and
(2) on the SEC's website at http://www.sec.gov.


                             PRINCIPAL SHAREHOLDERS


      The following table sets forth information with respect to each person that owns 5% or more of the outstanding Shares as of January 31, 2007:


           NAME AND ADDRESS                                            OWNERSHIP

Delta Air Lines, Inc.
Department 849
1025 Virginia Avenue                                                     99.99%
Suite 400
Atlanta, GA  30354

                              EXPENSES OF THE FUND

      The Fund will pay all of its expenses, including fees of the Trustees not affiliated with the Adviser and board meeting expenses; fees of the Adviser and the Administrator; out of pocket due diligence (which may include, but will not be limited to, legal, appraisal, environmental, or site visit expenses) and other expenses incurred by the Adviser in directly managing the Fund's investments; interest charges; taxes; organization expenses; charges and expenses of the Fund's legal counsel, independent registered public accounting firm and real estate consultants, and of the transfer agent, registrar and dividend disbursing agent of the Fund; expenses of repurchasing shares; expenses of printing and mailing share certificates, shareholder reports, notices, proxy statements and reports to governmental offices; brokerage and other expenses connected with the execution, recording and settlement of portfolio security transactions; expenses connected with negotiating, effecting purchase or sale, or registering privately issued securities; custodial fees and expenses for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating and publishing the net asset value of the Fund's shares; expenses of membership in investment company associations and publications; expenses of fidelity bonding and other insurance expenses including insurance premiums; expenses of stockholders' meetings; and registration fees. The Adviser will not utilize any affiliate in connection with the foregoing services unless such affiliate provides such services for remuneration at or below the then current market rates for such services. Any out-of-pocket due diligence and other expenses incurred by the Adviser in directly managing the Fund's investments (which may include, but will not be limited to legal, appraisal, environmental and site visit expenses) will not be included as Fund operating expenses for purposes of calculating a management fee waiver. The same principles will apply to any fees or discounts collected (or credited against the purchase price of an investment) by the Fund as part of its investment activities such that they will not be credited against Fund operating expenses for purposes of calculating a management fee waiver. These expenses will be included as part of the investment bases to the extent consistent with generally accepted accounting principles.

                      PORTFOLIO TRANSACTIONS AND BROKERAGE

      The Adviser is responsible for decisions to buy and sell securities for the Fund, the selection of brokers and dealers to effect the transactions and the negotiation of prices and any brokerage commissions. The securities in which the Fund invests are traded principally in the over-the-counter market. In the over-the-counter market, securities are generally traded on a "net" basis with dealers acting as principal for their own accounts without a stated commission, although the price of the security usually includes a mark-up to the dealer. Securities purchased in underwritten offerings generally include, in the price, a fixed amount of compensation for the manager(s), underwriter(s) and dealer(s). The Fund may also purchase certain securities directly from an issuer, in which case no commissions or discounts are paid. Purchases and sales of bonds on a stock exchange are effected through brokers who charge a commission for their services.

      The Adviser is responsible for effecting securities transactions of the Fund and will do so in a manner deemed fair and reasonable to stockholders of the Fund and not according to any formula. The Adviser's primary considerations in selecting the manner of executing securities transactions for the Fund will be prompt execution of orders, the size and breadth of the market for the security, the reliability, integrity and financial condition and execution capability of the firm, the size of and difficulty in executing the order, and the best net price. There are many instances when, in the judgment of the Adviser, more than one firm can offer comparable execution services. In selecting among such firm, consideration is given to those firm that supply research and other services in addition to execution services. However, it is not the policy of the Adviser, absent special circumstances, to pay higher commissions to a firm because it has supplied such services.

      The Adviser is able to fulfill its obligations to furnish a continuous investment program to the Fund without receiving such information from brokers; however, it considers access to such information to be an important element of financial management. Although such information is considered useful, its value is not determinable, as it must be reviewed and assimilated by the Adviser, and does not reduce the Adviser's normal research activities in rendering investment advice under the Advisory Agreement. It is possible that the Adviser's expenses could be materially increased if it attempted to purchase this type of information or generate it through its own staff.

      One or more of the other investment companies or accounts that the Adviser manages may own from time to time the same investments as the Fund. Investment decisions for the Fund are made independently from those of such other investment companies or accounts; however, from time to time, the same investment decision may be made for more than one company or account. When two or more companies or accounts seek to purchase or sell the same securities, the securities actually purchased or sold will be allocated among the companies and accounts on a good faith equitable basis by the Adviser in its discretion in accordance with the accounts various investment objectives. In some cases, this system may adversely affect the price or size of the position obtainable for the Fund. In other cases, however, the ability of the Fund to participate in volume transactions may produce better execution for the Fund. It is the opinion of the Fund's Board of Trustees that this advantage, when combined with the other benefits available due to the Adviser's organization, outweighs any disadvantages that may be said to exist from exposure to simultaneous transactions.

      Although the Advisory Agreement contains no restrictions on portfolio turnover, it is not the Fund's policy to engage in transactions with the objective of seeking profits from short-term trading. It is expected that the annual portfolio turnover rate of the Fund will not exceed 200% excluding securities having a maturity of one year or less. Because it is difficult to predict accurately portfolio turnover rates, actual turnover may be higher or lower. The Adviser will monitor the Fund's tax status under the Code.

      Higher portfolio turnover results in increased Fund expenses, including brokerage commissions, dealer mark-ups and other transaction costs on the sale of securities and on the reinvestment in other securities.

                                 NET ASSET VALUE

      The net asset value of shares will be computed based upon the value of the Fund's portfolio securities and other assets. Net asset value per share will be determined as of 4:00 p.m., New York time, on any weekday that the New York Stock Exchange is open for trading, other than a day during which no such security was tendered for redemption and no order to purchase or sell such security was received. The net asset value will also be calculated at the end of each month. The Fund calculates net asset value per share by subtracting the Fund's liabilities (including accrued expenses and dividends payable) from the Fund's total assets (the value of the securities the Fund holds plus cash or other assets, including interest accrued but not yet received) and dividing the result by the total number of shares outstanding.

      The Fund values debt securities using methodologies approved by the Fund's Board of Trustees on the basis of valuations provided by dealers and other market participants or by a pricing service, which uses information with respect to transactions in such securities, quotations from dealers, market transactions in comparable securities, and various relationships between securities and yield to maturity in determining value. Debt securities having a remaining maturity of sixty days or less when purchased and debt securities originally purchased with maturities in excess of sixty days but which currently have maturities of sixty days or less are valued at cost adjusted for amortization of premiums and accretion of discounts. Any securities or other assets for which current market quotations are not readily available, or where multiple quotations are given, are valued by the Adviser at their fair value as determined in good faith under procedures established by the Fund's Board of Trustees.

                             AVERAGE CREDIT QUALITY

      In order to calculate the average credit quality of the Fund's assets, the Fund will assign sequential numbers (ranging from 17 to 2) to each of the 16 Standard & Poor's/Fitch IBCA/Moody's rating categories from AAA/AAA/Aaa to B-/B-/B3. For purposes of this calculation, all securities which are guaranteed by a U.S. Government-sponsored entity are considered AAA/AAA/Aaa. Securities with split ratings will be accounted for at the higher rating. Any security that is downgraded to a rating of less than B-/B-/B3 will be assigned a rating number of 1, except for securities that are downgraded to a rating of D that will be assigned a rating number of 0. The numeric rating for each asset will be multiplied by the value of such asset. The sum of such products for each of the Fund's assets will then be divided by the Fund's net asset value and converted back to achieve the equivalent Standard & Poor's/Fitch IBCA/Moody's rating symbols. To the extent that the Fund invests in securities in a transaction that does not include the issuance of rated securities, the Adviser will determine the comparable credit quality of, and assign the appropriate credit rating to, such securities. The targeted weighted average credit quality of the Fund will be BBB-/BBB-/Baa3 or better at all times. If the weighted average credit quality of the Fund falls below BBB-/BBB-/Baa3, the Fund will take corrective action such as disposing of securities with a lower rating and/or investing in securities with a higher rating, so as to restore the weighted average credit rating to BBB-/BBB-/Baa3 or higher.

                        DISCLOSURE OF PORTFOLIO HOLDINGS

      The Fund's portfolio holdings are made public, as required by law, in the Fund's annual and semi-annual reports. These reports are filed with the SEC and mailed to shareholders approximately 60 days after the last day of the relevant period. (In addition, these reports are available upon request as described on the back cover of the Fund's Prospectus.) Also as required by law, the Fund's portfolio holdings are reported to the SEC approximately 60 days after the last day of the Fund's relevant first or third fiscal quarterly period.

      When authorized by appropriate executive officers of the Fund, portfolio holdings information may be given more frequently than as just described to third-party Fund service providers and certain affiliated persons of the Fund. As of the date of this Statement of Additional Information, in addition to the Adviser (full portfolio, daily, no lag), these persons are limited to the Fund's custodian (full portfolio, monthly, no lag), the Fund's independent registered public accounting firm (full portfolio, semi-annually, no lag), and R.S. Rosenbaum & Co., in connection with financial printing (full portfolio, quarterly, approximately 30 day lag). In addition, the Fund may disclose one or more individual holdings to pricing or valuation services (or to broker-dealers acting as market makers) (selected holdings, monthly, no lag) for assistance in considering the valuation of the relevant holdings. In such cases, the information provided is subject to limitations on use intended to prohibit the recipient from trading on or inappropriately further disseminating it. As part of the Fund's internal policies and procedures, conflicts between the interests of the investors and those parties receiving portfolio information will be considered by senior executives of the Advisor; generally in consultation with compliance and legal personnel. In addition to the Fund's policies and procedures in this area, a number of Fund service providers maintain their own written procedures limiting use and further transmission of portfolio holdings information disclosed to them. Neither the Fund nor the Adviser (nor its affiliates) receives any compensation in connection with disclosure of information to these parties, and all such arrangements are pursuant to policies approved by the Board of Trustees, which has determined that they are appropriate and in the interests of Fund shareholders. These Fund policies and procedures will be considered by the Trustees on an annual basis, in connection with the Fund's compliance program under Rule 38a-1 under the Investment Company Act; related issues will be brought to the attention of the Trustees on an as appropriate basis. In addition, the Trustees provide ongoing oversight of the Fund's and Adviser's compliance with the policies and procedures. As part of this oversight function, the Trustees receive from the Fund's Chief Compliance Officer at least quarterly and more often, as necessary, reports on compliance with these policies and procedures, including reports on any violations.

      Additionally, the Adviser or its personnel from time to time may comment to Fund shareholders, prospective investors or shareholder or investor fiduciaries or agents (orally or in writing) on one or more of the Fund's portfolio securities or may state that the Fund recently purchased or sold one or more securities. This commentary also may include such statistical information as sector or capitalization exposure, credit quality information, specialized financial characteristics (alpha, beta, maturity, sharpe ratio, standard deviation, default rate, etc.), price comparisons to various measures, portfolio turnover and the like. No comments may be made, however, if likely to permit, in the sole judgment of the Adviser, inappropriate trading of Fund shares or of Fund portfolio securities.

                              REDEMPTION OF SHARES

      Any shareholder may request the redemption of shares by sending a written request to the Fund at the offices of the Adviser. Redemption requests must be endorsed by the account holder with signatures guaranteed by a commercial bank, trust company, savings and loan association, federal savings bank, member firm of a national securities exchange or other eligible financial institution. The redemption request must be signed exactly as the account is registered including any special capacity of the registered owner. Additional documentation may be requested, and a signature guarantee is normally required, from institutional and fiduciary account holders, such as corporations, custodians, executors, administrators, trustees or guardians.

      Due to the illiquid nature of certain of the Fund's portfolio investments, redemption requests may be processed pursuant to the Fund's "redemption-in-kind" policy as described below. In order to avoid receiving redemption proceeds in securities, a shareholder may notify the Fund's investment adviser in advance of the shareholder's intent to submit a redemption request. This request may allow securities to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than "in-kind". Shareholders are encouraged to contact the Adviser regarding redemptions as early as possible. Regardless of such notice, there is no guaranty that the Adviser will have the ability to sell securities in advance in order to pay redemptions in cash.

      The Fund has adopted a policy under Rule 18f-1 under the 1940 Act whereby the Fund may elect to redeem any shareholder requesting that the Fund redeem shares with an aggregate value in excess of the lesser of $250,000 or 1% of the net asset value of the Fund during any 90 day period in-kind. In such event, the shareholder will be required to provide the Fund with details of valid custodial arrangements in the U.S., in addition to other important information required by the Fund to ensure compliance with anti-money laundering or other applicable governmental regulations, in order for the redemption request to be deemed valid. Failure to provide required information will result in the rejection of the redemption request as being invalid.

      The redemption price for shares will be the net asset value per share of the Fund next determined following receipt by the Fund of a properly executed request with any required documents as described above. Except with respect to redemptions effected in-kind pursuant to the Fund's redemption policy, payment for shares redeemed will be made in cash as promptly as practicable but in no event later than seven days after receipt of a properly executed request accompanied by any outstanding share certificates in proper form for transfer. When the Fund is asked to redeem shares for which it may not have yet received good payment it may delay transmittal of redemption proceeds until it has determined that collected funds have been received for the purchase of such shares, which will be up to 10 days from receipt by the Fund of the purchase amount. In the case of the redemption of any shares held less than six months, a fee of 1.0% of the current net asset value of the shares will be assessed and retained by the Fund for the benefit of the remaining shareholders.

      Shareholders who receive portfolio securities in redemption of Fund shares will be required to make arrangements for the transfer of custody of such securities to their account and must communicate relevant custody information to the Fund prior to the effectiveness of a redemption request. Redemption requests subject to the Fund's redemption in-kind policy will not be considered valid and effected until such information is provided. As discussed below, a redeeming shareholder will bear all costs associated with the in-kind distribution of portfolio securities. In addition, shareholders receiving securities in-kind may, when selling them, receive less than the redemption value of such securities and would also incur certain transaction costs. Any securities distributed in-kind would be valued in accordance with the Fund's policies used to determine net asset value for the Fund's portfolio as a whole (such that, among other things, the value of any "odd lot" securities distributed in-kind will not be discounted to reflect their division from the remainder of their "lot" held by the portfolio as a whole). The redeeming shareholder will bear the risk of fluctuation in value of the in-kind redemption proceeds after the trade date for the redemption. Such a redemption would not be as liquid as a redemption entirely in cash. These risks will be increased for the redeeming shareholder if the Fund distributes "illiquid" securities in connection with such in-kind redemption as it may be more difficult for the redeeming shareholder to find potential buyers for such "illiquid" securities.

      Redeeming shareholders will bear any costs of delivery and transfer of the portfolio securities received in an in-kind redemption (generally, certain transfer taxes and custodial expenses), and such costs will be deducted from their redemption proceeds. Redeeming shareholders will also bear the costs of re-registering the securities, as the securities delivered may be registered in the Fund's name or the nominee names of the Fund's custodian. The total expenses associated with such an in-kind redemption are estimated to be between $1,000 and $1,500. The actual per share expenses for redeeming shareholders of effecting an in-kind redemption and of any subsequent liquidation by the shareholder of the portfolio securities received will depend on a number of factors, including the number of shares redeemed, the Fund's portfolio composition at the time and market conditions prevailing during the liquidation process. These expenses are in addition to any applicable redemption fee, as described above.

                             DISTRIBUTIONS AND TAXES

      Various factors will affect the level of the Fund's income, including the asset mix, and the Fund's use of hedging. Shareholders will have all dividends and distributions reinvested in shares of the Fund purchased pursuant to the Automatic Dividend Reinvestment Plan. Shareholders who elect to not participate in such Plan will receive their dividends and distributions in cash unless the Board of Trustees elects to pay such distribution in shares of the Fund. See "Automatic Reinvestment Plan". Quarterly notices will be provided in accordance with Section 19(a) of the 1940 Act.

      The following summary reflects the existing provisions of the Code and other relevant federal income tax authorities as of the date of this Prospectus. The federal income tax consequences described below are merely statements of general tax principles. The discussion does not deal with the federal income tax consequences applicable to all categories of investors, some of whom may be subject to special rules. A shareholder in the Fund should consult his or her own tax adviser concerning these matters.

FEDERAL TAX TREATMENT OF THE FUND

      The Fund intends to qualify annually to be taxed as a regulated investment company ("RIC") under subchapter M of the Code. To so qualify, the Fund must, among other things: (a) derive at least 90% of its annual gross income from dividends, interest, payments with respect to certain securities loans and gains from the sale or other disposition of stock or securities, foreign currencies or other income (including gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies; and (b) diversify its holdings so that, at the end of each quarter of the Fund's taxable year, (i) at least 50% of the market value of the Fund's total assets is represented by cash, cash items, U.S. Government securities, securities of other RICs and other securities with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Fund's total assets, and not greater than 10% of the outstanding voting securities of such issuer; and (ii) not more than 25% of the market value of the Fund's total assets are invested in the securities of any one issuer (other than U.S. Government securities or securities of other RICs) or two or more issuers which are controlled by the Fund and are determined, pursuant to Department of Treasury regulations, to be in the same, similar or related trades or businesses. In meeting these requirements, the Fund may be restricted in the utilization of certain of the investment techniques described under "Other Investment Practices."

      As a RIC, the Fund will not be subject to federal income tax on the part of its net investment income and net realized capital gains, if any, that it distributes to its shareholders, provided the Fund distributes at least 90% of its "investment company taxable income" (as that term is defined in the Code, determined without regard to the deduction for dividends paid) for its taxable year to Fund shareholders. The Fund intends to distribute all or substantially all of its net investment income and net realized capital gains. If in any year the Fund should fail to qualify under Subchapter M for tax treatment as a RIC, the Fund would incur regular federal corporate income tax upon its taxable income for that year and distributions to its shareholders would not be deductible by the Fund in computing its taxable income. Furthermore, distributions in such case would be taxable to such shareholders as dividend income to the extent of earnings and profits of the Fund.

      The Fund will be subject to a non-deductible 4% excise tax to the extent that the Fund does not distribute by the end of each calendar year an amount equal to the sum of (a) 98% of the Fund's ordinary income for such calendar year; (b) 98% of the capital gain net income for the one-year period ending on October 31 of each year unless the Fund elects to use the end of its taxable year; and (c) the undistributed income and gains, if any, from the previous years.

      FEDERAL TAX TREATMENT OF SHAREHOLDERS

      DISTRIBUTIONS. Dividends from net investment income and net realized short-term capital gain will be taxable to shareholders as ordinary income, whether received in cash or reinvested in additional Fund shares. No portion of the Fund's distributions will be eligible for the corporate dividends-received deduction. In addition, dividends from net investment income will not be eligible for long-term capital gain tax rates applicable to certain dividends paid to non-corporate shareholders.


      Distributions of net realized long-term capital gains that the Fund designates as "capital gain dividends" in a notice to its shareholders, if any, will be taxable to shareholders as long-term capital gain, whether received in cash or reinvested in additional shares, regardless of the length of time the shareholder has owned Fund shares. The Fund does not seek to realize any particular amount of capital gains during a year; rather, realized gains are a by-product of fund management activities. Consequently, capital gains dividends may be expected to vary considerably from year to year.

      Although dividends generally will be treated as distributed when paid, dividends declared by the Fund in October, November or December and payable to shareholders of record on a specified date in one of those months and paid during the following January will be treated as having been distributed by the Fund (and received by the shareholders) on December 31st of the year declared. Shareholders will be notified not later than 60 days after the close of each calendar year as to the federal tax status of dividends and distributions from the Fund.

      SALE OF SHARES. A shareholder may realize a taxable gain or loss on the sale of shares in the Fund depending on the shareholder's basis in the shares for federal income tax purposes. If the shares are capital assets in the shareholder's hands the gain or loss will be treated as a capital gain or loss and will be long-term or short-term, depending on the shareholder's holding period for the shares. As a general rule, a shareholder's gain or loss will be a long-term capital gain or loss if the shares have been held for more than one year and a short-term capital gain or loss if the shares have been held one year or less. Any loss incurred on sale or exchange of the Fund's shares, held for six months or less, will be treated as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the shareholder with respect to such shares. Any loss realized on a sale or exchange will also be disallowed to the extent the shares disposed of are replaced, including a replacement pursuant to the Fund's Automatic Dividend Reinvestment Plan, within a period of 61 days beginning 30 days before and ending 30 days after the disposition of the shares. In such case, the basis of the shares acquired will be increased to reflect the disallowed loss.

      FOREIGN SHAREHOLDERS. Dividends paid or reinvested by the Fund from net investment income and net realized short-term capital gains to a shareholder who, as to the United States, is a nonresident alien individual, a foreign trust or estate, or a foreign corporation (a "foreign shareholder") will be subject to U.S. withholding tax at a rate of 30% unless a reduced rate of withholding or a withholding exemption is provided under applicable treaty law. Foreign shareholders are urged to consult their own tax advisers concerning the applicability of the U.S. withholding tax and any foreign taxes. However, for taxable years beginning after December 31, 2004 and before January 1, 2008, certain "interest-related dividends" and "short-tem capital gain dividends" paid by a fund to a foreign shareholder and designated as such, would be eligible for an exemption from the 30% U.S. withholding tax. Interest-related dividends generally are dividends derived from certain interest income earned by a fund that would not be subject to such tax if earned by a foreign shareholder directly. Short-term capital gain dividends generally are dividends derived from the excess of a fund's net short-term capital gains over net long-term capital losses. The Fund does not intend to make such designations.

      BACK-UP WITHHOLDING. Under certain provisions of the Code, some shareholders may be subject to a 28% "back-up withholding" on reportable dividends, capital gains distributions and redemption payments. Generally, shareholders subject to back-up withholding will be U.S. Shareholders for whom a taxpayer identification number is not on file with the Fund or who, to the Fund's knowledge, have furnished an incorrect number. When establishing an account, an investor must certify under penalty of perjury that such number is correct and that he or she is not otherwise subject to back-up withholding. An individual's taxpayer identification number is his or her Social Security number.

      Back-up withholding is not an additional tax and generally may be credited against a taxpayer's federal income tax or claimed as a refund provided the shareholder timely provides the necessary information.

      OTHER TAXATION. Dividends and capital gains distributions may also be subject to state, local and foreign taxes.

      The foregoing is a general and abbreviated summary of the applicable provisions of the Code and Treasury Regulations presently in effect. These provisions are subject to differing interpretations and to change by legislative or administrative action, and any such changes may be effective either prospectively or retroactively. Shareholders are advised to consult with their own tax advisers for more detailed information concerning federal, state, local and foreign income tax matters.


TAX TREATMENT OF CERTAIN TRANSACTIONS


      HEDGING TRANSACTIONS. The Fund may engage in various hedging transactions. Under various provisions of the Code, such transactions may change the character of recognized gains and losses, accelerate the recognition of certain gains, and/or defer the recognition of certain losses. The amount of the Fund's income that must be distributed each year to avoid corporate income tax and excise tax, and the amount and timing of the recognition by the shareholders of ordinary income and long-term capital gain, may be affected by these provisions.

      DISCOUNT OBLIGATIONS. The Fund may make investments that produce income that is not matched by a corresponding cash distribution to the Fund, such as investments in obligations having original issue discount (i.e., an amount equal to the excess of the stated redemption price of the security at maturity over its issue price). In addition, income may continue to accrue for federal income tax purposes with respect to a non-performing investment. Any of the foregoing income would be treated as income earned by the Fund and therefore would be subject to the distribution requirements of the Code. Because such income may not be matched by a corresponding cash distribution to the Fund, the Fund may be required to borrow or to dispose of other securities to be able to make distributions to its investors.

      OPTIONS. Certain listed options are considered "section 1256 contracts" for federal income tax purposes. Section 1256 contracts held by the Fund at the end of each taxable year will be "marked to market" and treated for federal income tax purposes as though sold for fair market value on the last business day of such taxable year. Gain or loss realized by the Fund on section 1256 contracts generally will be considered 60% long-term and 40% short-term capital gain or loss.

      With respect to equity options, over-the-counter options or options traded on certain foreign exchanges, gain or loss realized by the Fund upon the lapse or sale of such options held by the Fund will be either long-term or short-term capital gain or loss depending upon the Fund's holding period with respect to such option. However, gain or loss realized upon the lapse or closing out of such options that are written by the Fund will be treated as short-term capital gain or loss. In general, if the Fund exercises an option, or an option that the Fund has written is exercised, gain or loss on the option will not be separately recognized but the premium received or paid will be included in the calculation of gain or loss upon disposition of the property underlying the option.


      OTHER SECURITIES. Interest income from non-U.S. securities may be subject to withholding taxes imposed by the country in which the issuer is located and the Fund will not be able to pass through to its stockholders foreign tax credits with respect to these taxes.


      The Fund's taxable income will in most cases be determined on the basis of reports made to the Fund by the issuers of the securities in which the Fund invests. The tax treatment of certain securities in which the Fund may invest is not free from doubt and it is possible that an IRS examination of the issuers of such securities or of the Fund could result in adjustments to the income of the Fund.

      The foregoing discussion is a summary of certain of the current federal income tax laws relating to the Fund and investors in the shares, and does not deal with all of the federal income tax consequences applicable to the Fund, or to all categories of investors, some of which may be subject to special rules. Prospective investors should consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of investments in the Fund, including the effects of any changes, including proposed changes, in the tax law.

                   ADMINISTRATOR, CUSTODIAN AND TRANSFER AGENT

      The Bank of New York currently serves as the Fund's Administrator pursuant to a Fund Administration and Accounting Agreement. The Bank of New York also serves as the Fund's Custodian pursuant to a Custody Agreement. Unified Fund Services, Inc. currently serves as the Fund's transfer agent pursuant to a Mutual Fund Services Agreement.

         INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL

      Ernst & Young LLP is the Fund's independent registered public accounting firm and in that capacity audits and reports on the Fund's annual financial statements, which appear in the Fund's annual reports. The principal business of Ernst & Young LLP is located at 5 Times Square, New York, NY, 10036. Shearman & Sterling LLP, New York serves as legal counsel to the Fund and the Adviser.

                              FINANCIAL STATEMENTS


      The financial statements of the Fund are incorporated herein by reference and appear in the annual report of the Fund and the report thereon by the Fund's independent registered public accounting firm for the fiscal year ended October 31, 2006, filed on January 11, 2007 on Form N-CSR.

                            CLARION INVESTMENT TRUST
                                     PART C
                                OTHER INFORMATION

ITEM 23.          Exhibits

      (A)  Agreement and Declaration of Trust (*)
      (B)  By-laws of the Trust (*)
      (D)  (i)  Investment Advisory Agreement between the
                Registrant and ING Clarion Capital, LLC (*)
      (F)  Not applicable
      (G)  Custody Agreement between the Registrant and The Bank of New York (*)
      (H) (i) Fund Accounting and Administration Agreement between the Registrant and The Bank of New York (*)
           (ii) Transfer Agent Agreement between the Registrant and Unified Fund Services (*)
      (I)  Opinion of Legal Counsel (*)
      (J)  Consent of Independent Registered Public Accounting Firm
      (L)  Not applicable
      (M)  Not applicable
      (P)  Codes of Ethics of the Fund and the Adviser (*)

(*) Previously filed and incorporated herein by reference

ITEM 24. Persons Controlled by or under Common Control with Registrant

      No persons are controlled by or under common control with the Registrant.

ITEM 25. Indemnification

      Article VII, Section 2 of the Trust's Agreement and Declaration of Trust contains the provision below:

      A Trustee, when acting in such capacity, shall not be personally liable to any Person, other than the Trust or a Shareholder to the extent provided in this
Article VII, for any act, omission or obligation of the Trust, of such Trustee or of any other Trustee. The Trustees shall not be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, Manager or Principal Underwriter of the Trust. The Trust (i) may indemnify an agent of the Trust or any Person who is serving or has served at the Trust's request as an agent of another organization in which the Trust has any interest as a shareholder, creditor or otherwise and (ii) shall indemnify each Person who is, or has been, a Trustee, officer or employee of the Trust and any Person who is serving or has served at the Trust's request as a director, officer, trustee, or employee of another organization in which the Trust has any interest as a shareholder, creditor or otherwise, in the case of (i) and (ii), to the fullest extent consistent with the 1940 Act and in the manner provided in the By-Laws; provided that such indemnification shall not be available to any of the foregoing Persons in connection with a claim, suit or other proceeding by any such Person against the Trust or a Series (or Class) thereof.

      The Registrant intends to maintain a standard investment company and investment advisor professional and directors and officers liability policy.

ITEM 26. Business and Other Connections of Investment Adviser

      ING Clarion Capital, LLC (the "Adviser") has a substantial amount of assets under management in the form of individual and fund accounts. The business and other connections of the Adviser's Trustees and officers are as follows:

NAME                                POSITION WITH THE ADVISER               BUSINESS AND OTHER CONNECTIONS
----                                -------------------------               ------------------------------
Daniel Heflin....................   President and Chief Executive Officer   President and Trustee of the Fund

Stephen Baines...................   Chief Investment Officer                Vice President of the Fund

Joanne Vitale....................                                           Vice President of the Fund;
                                                                            Trustee, ING Clarion Partners, LLC

Jerry Chang......................   Chief Compliance Officer and Chief      Chief Compliance Officer of the Fund
                                    Financial Officer

ITEM 27. Principal Underwriter

      Not applicable.

ITEM 28. Location of Accounts and Records

      The Registrant's accounts and records will be maintained at 230 Park Avenue, New York, New York 10169. Records of shareholders' accounts will be maintained at The Bank of New York.

ITEM 29. Management Services

      The Registrant is not a party to any management-related service contract not discussed in the Prospectus or Statement of Additional Information of this Registration Statement.

ITEM 30. Undertakings

      Not applicable.

                                   SIGNATURES


      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, as of the 28th day of February 2007.


                                    CLARION INVESTMENT TRUST


                                    By: /s/ Daniel Heflin
                                        ----------------------------
                                        Daniel Heflin
                                        President and Trustee